Exhibit 2

CREATIVE TECHNOLOGY LTD

ANNUAL REPORT

CHAIRMAN’S MESSAGE

Dear Shareholders,

Fiscal 2005 was a year of significant achievements for Creative on the product and technology front, with the announcement of a major breakthrough in audio technology – the new Xtreme Fidelity™ audio standard and the X-Fi™ Xtreme Fidelity audio processor, and the significant expansion of the breadth of our product lines and the introduction of more new products than in any other period in our history. However, the financial results for the fiscal year were mixed due to unexpected adverse market conditions in the second half of the year.

We started the year positively, with our plan to continue focusing on growing revenue and gaining market share in the Personal Digital Entertainment (PDE) market (which includes MP3 digital audio players), where we believe there are significant further long term growth opportunities, and work towards being a strong leader in these markets. We have executed on and progressed well with our revenue growth plan for the first half of the year, achieving 50% year over year revenue growth by the second quarter. We also achieved an important milestone with our MP3 players when we shipped two million units during that quarter, establishing us in a strong number two position in the global MP3 market. However, we hit some turbulence during the second half of the year when market conditions for MP3 players, which by then had accounted for more than 50% of total revenue, became more challenging. The MP3 market was adversely affected by aggressive pricing practices and intense competition in the market in the second half of the year, which exerted severe pressure on our gross margin, and the negative impact was aggravated by softer than expected overall market demand towards the end of the year.

Despite the turbulent and disruptive market conditions in the second half of the fiscal year, we were still able to grow total revenue by 50% for the year, with revenue from PDE growing to almost three times that of fiscal 2004 and contributing more than 60% of total revenue. We again achieved a two million units shipment rate for MP3 players for both the third and fourth quarters, continuing our strong number two position in the global MP3 market.

The effect of the turbulent market conditions is reflected in the financial results for the year – we achieved significant growth in revenue but we experienced a steep decline in gross margin, resulting in an operating loss and lower net income for the full fiscal year.

Sales for fiscal year 2005 were $1.2 billion, an increase of 50% compared to $0.8 billion for the fiscal year 2004. Gross profit as a percentage of sales was 22% in fiscal 2005, compared to 35% in fiscal 2004. Net income for fiscal 2005 was $0.6 million, compared to $134 million in fiscal 2004. Net income for fiscal 2005 included net investment gains of $74 million and a non-cash impairment charge for 3Dlabs of $65 million, while the net income for fiscal 2004 included net investment gains of $73 million and a tax write-back of $12 million. Excluding these investment gains, tax write-back and other charges, the results would have been a net loss of $9 million for fiscal 2005 and a net income of $49 million for fiscal 2004.

On the product and technology front, we have further strengthened our unrivaled leadership position in PC audio with the introduction of what I believe will be the future direction of audio – the new Xtreme Fidelity audio standard and its first incarnation in products, the Sound Blaster® X-Fi sound cards that have groundbreaking technologies to dramatically improve the audio experience with music, games, movies and audio creation. The new Sound Blaster X-Fi cards are equipped with the latest X-Fi Xtreme Fidelity audio processor. The X-Fi Xtreme Fidelity audio processor was designed by our audio research scientists and engineers with a completely new architecture. It has 51 million transistors and is capable of delivering 10,000 MIPS (10 billion instructions a second) of processing power that is 24 times more powerful than the first Audigy APU.

During the year we further expanded our R&D resources. We had focused our R&D resources on innovation in both technical product design and visual ID of our products, which are key to our PDE products. We continued to acquire new capabilities in PDE and we are working to leverage our leadership in audio technology to improve our competitive position in the MP3 digital audio market.

We achieved a new milestone in our research and development efforts in August 2005 when our innovation in portable media players was recognized with the award of a U.S. patent for the user interface for portable media players (which we refer to as the “Zen™ Patent”). The Zen Patent was awarded to Creative for its invention of the user interface for portable media players, including many of the Creative Zen and NOMAD® Jukebox MP3 players, and found in some competing players, such as the Apple iPod and iPod mini. The Zen Patent covers the user interface that enables users of portable media players to efficiently and intuitively navigate among and select tracks on players which store large numbers of songs.

As mentioned earlier, we have significantly expanded the breadth of our product lines in all product categories over the past year, with the introduction of more new products than in any other period in our history. With exciting new products in all our major product categories including PC audio, MP3 digital audio players, speakers and webcams, we have now what is probably the most exciting and innovative line of products in our history.

New products for PC audio include the Sound Blaster X-Fi series of sound cards. The top-of-the-line Sound Blaster X-Fi Elite Pro, at $399 which is two times what we traditionally charged for our high end Sound Blaster cards, features professional-quality digital-to-analog converters with 116dB SNR, an I/O module with a comprehensive selection of connectivity for audio creation, 64MB of on-board X-RAM (audio memory dedicated to higher gaming audio quality and performance) together with all of the standard features of the rest of the family of Sound Blaster X-Fi cards. The Sound Blaster X-Fi Fatallty FPS was designed for gamers and is equipped with X-RAM for high performance gaming. It improves PC games’ frame rates and supports the latest EAX® ADVANCED HD™ 5.0. The Sound Blaster X-Fi Platinum is versatile enough to suit all digital entertainment experiences. It comes with an internal drive bay with additional, convenient front-facing input/output connectivity for headphone listening, PC gaming and audio creation. The Sound Blaster X-Fi XtremeMusic is perfect for the general user for gaming, music and movies.

All four models of the Sound Blaster X-Fi come with three major breakthrough technologies: 24-bit Crystalizer technology, X-Fi CMSS-3D, and CMSS-3D Headphone Expander technology. The amazing 24-bit Crystalizer technology enhances your music to 24-bit quality, enabling your MP3s, CDs, games and other sources to sound better. The X-Fi CMSS-3D Surround technology converts basic stereo content into multi-channel in real-time to maximize the experience from multi-channel speakers and even deliver incredible virtual surround over 2-speakers or headphones. With the CMSS-3D Headphone Expander technology which makes the audio appear to come from outside your head, listening to headphones will result in a whole new experience.

New products for MP3 digital audio players cover products in all segments of the market: players using flash memory, 1.0-inch microdrives and 1.8-inch hard drives, and players for music, photo and video. The line-up of MP3 players offers a variety of feature sets, colors and sizes to choose from. The premier MP3 player is the Creative Zen Micro, a micro-sized MP3 player which comes with a multitude of features, great audio quality and good looks in ten colors. The new Creative Zen MicroPhoto extends the winning design of the Zen Micro with a vibrant 262,144 color OLED display that is well suited for photo viewing. The petite Creative Zen Neeon offers multiple-colored backplates to choose from and a variety of Stik-On™ designs to personalize your player, whilst also offering great sound and ease-of-use. The Creative Zen Vision is a magnesium-encased player for music, photo and video with a 30GB storage capacity, which can be used to listen to thousands of songs and also to view pictures and videos on its 3.7” high resolution, 262,144-color screen. Our flash memory digital audio players are headed by the Creative Zen Nano Plus and the Creative MuVo® Chameleon V200, both of which are ultra-portable, and come with features such as an LCD screen, FM radio, and a voice recorder.

New products for speakers include the TravelDock and TravelSound range of portable speakers that combine great design with excellent audio clarity. The TravelDock Zen Micro incorporates an integrated slot for the Zen Micro and also operates as a 2-in-1 docking and charging station. The TravelDock 900 also allows other MP3 players to be connected, in addition to the Zen Micro. The new sleek and portable TravelSound speakers can be carried around with you on your travels and offer great sound via their NeoTitanium drivers.

For webcam products, we recently introduced the Creative WebCam Live! Motion, which comes with a high quality, motorized Pan-n-Tilt and 76-degree wide-angle lens that can quietly and smoothly follow user movements during video instant messaging, representing a real breakthrough in webcam design.

Looking ahead, our near term plan is to focus on returning to profitability by continuing to grow our MP3 business and growing our audio business following the launch of the new Sound Blaster X-Fi and the new Xtreme Fidelity audio standard. The business environment remains highly challenging for the MP3 market where the competitive pricing pressures are not expected to abate soon. However, with the R&D and marketing resources we have invested in building up our capabilities in the MP3 segment over the past two years, and the success we have in our new MP3 product offerings that has positioned us as an industry leader in this market, we are well positioned and fully prepared to meet the challenges ahead and strengthen our position in this market.

Going forward, I believe X-Fi has the potential to move way beyond the PC space and can provide longer term future growth opportunities for Creative far beyond just the X-Fi sound cards. What X-Fi can do on the PC can be available in the future outside of the ‘box’ defined by the PC. We see tremendous future market opportunities for X-Fi and its technologies to be embedded in speakers and headphones, portable music and video players, digital audio workstations and in the living room, providing us with market potential far beyond the PC.

Sim Wong Hoo
Chairman & Chief Executive Officer

SELECTED CONSOLIDATED FINANCIAL DATA

The following table contains selected data from Creative’s Consolidated Statements of Operations for the five years ended June 30, 2005. The data for the three years ended June 30, 2005 is derived from and should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Annual Report. The data for the two years ended June 30, 2002 and 2001 are derived from the audited financial statements which is not included in this annual report.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(US$’000, EXCEPT PER SHARE DATA):

	For the years ended June 30
	2005	2004	2003	2002(1)	2001
Sales, net (2)	$1,224,411	$814,853	$701,769	$805,905	$1,226,068
Cost of goods sold	949,151	533,513	452,952	543,382	894,236

Gross profit	275,260	281,340	248,817	262,523	331,832

Operating expenses:
Selling, general and administrative (2)	196,258	167,588	162,839	170,122	230,417
Research and development	82,325	69,504	58,775	38,248	54,022
Other charges (3)	65,225	—	—	26,080	22,814

Operating (loss) income	(68,548)	44,248	27,203	28,073	24,579

Gain (loss) from investments, net	74,405	72,602	(6,049)	(45,414)	(148,490)
Interest income	3,571	4,592	2,623	3,612	7,905
Interest expense	(3,674)	(1,001)	(1,495)	(648)	(1,201)
Others	(4,260)	5,685	3,736	2,191	(4,288)

Income (loss) before income taxes and minority interest	1,494	126,126	26,018	(12,186)	(121,495)

Provision for income taxes (4)	(969)	8,539	(2,720)	(5,698)	(8,409)
Minority interest in loss (income)	63	(418)	79	(1,843)	(469)

Net income (loss)	$588	$134,247	$23,377	$(19,727)	$(130,373)

Basic earnings (loss) per share	$0.01	$1.66	$0.30	$(0.27)	$(1.65)

Weighted average ordinary shares outstanding (’000)	82,661	80,654	79,202	73,182	79,049

Diluted earnings (loss) per share	$0.01	$1.61	$0.29	$(0.27)	$(1.65)

Weighted average ordinary shares and equivalents outstanding (’000)	85,333	83,630	80,851	73,182	79,049

Dividends declared per share	$0.50	$0.25	$0.25	$0.25	$0.50

CONSOLIDATED BALANCE SHEET DATA (US$’000):

	As of June 30
	2005	2004	2003	2002 (1)	2001
Cash and cash equivalents	$187,246	$211,077	$232,053	$166,917	$168,157
Working capital	506,527	297,502	209,389	165,945	203,180
Total assets	1,077,474	940,848	646,843	666,378	673,980
Long-term debt, net of current maturities	209,455	35,614	39,027	16,782	22,560
Shareholders’ equity	581,132	691,497	428,837	423,952	381,886

Notes:

(1)	Financial data for fiscal year 2002 includes the results of 3Dlabs Inc., Ltd (“3Dlabs”), which was acquired during fiscal year 2002, from the date the acquisition was completed.

(2)	In fiscal year 2002, Creative adopted Emerging Issues Task Force (“EITF”) Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” As a result, certain consideration paid to distributors and resellers of its products has been reclassified as a revenue offset rather than as selling, general and administrative expense. Prior years’ financial statements have been reclassified to conform to this presentation.

(3)	Included in the results of operations are the following other charges: in fiscal year 2005, a $65.2 million impairment charge relating to the goodwill and intangible assets of 3Dlabs; in fiscal year 2002, a $26.1 million charge for the write-off of in-process technology arising from the acquisition of 3Dlabs, and in fiscal year 2001, $22.8 million charges, which comprised $8.4 million in restructuring charges, $3.2 million in fixed assets impairment write-downs and a $11.2 million write-off of other assets acquired from Aureal Semiconductor, Inc.

(4)	As described in Note 10 of “Notes to Consolidated Financial Statements,” Creative was granted a new Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the new Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining the new Pioneer Certificate, fiscal year 2004 tax write-back includes a $12.3 million reversal of income taxes. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the new Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001 and 22% for fiscal years 2002 and 2003 and 20% for fiscal year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the new Pioneer Certificate. See Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) for further discussion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical information contained herein, the matters set forth are forward-looking statements and are subject to certain risks and uncertainties that could cause Creative’s actual results to differ materially. Such risks and uncertainties include: Creative’s ability to timely develop new products that gain market acceptance and to manage frequent product transitions; competitive pressures in the marketplace; exposure to excess and obsolete inventory; accelerated declines in the average selling prices of Creative’s products; Creative’s ability to successfully integrate acquisitions; potential fluctuations in quarterly results due to the seasonality of Creative’s business and the difficulty of projecting such fluctuations; possible disruption in commercial activities caused by factors outside of Creative’s control, such as terrorism, armed conflict and labor disputes; a reduction in demand for computer systems, peripherals, personal digital entertainment products and related consumer products as a result of poor economic conditions, social and political turmoil or major health concerns; the proliferation of sound functionality in new products from competitors at the application software, chip and operating system levels; the deterioration of global equity markets; Creative’s reliance on sole sources for many of its chips and other key components; component shortages which may impact Creative’s ability to meet customer demand; Creative’s ability to protect its proprietary rights; a reduction or cancellation of sales orders for Creative products; Creative’s ability to successfully manage its expanding operations; the vulnerability of certain markets to current and future currency fluctuations; the effects of restricted fuel availability and rising costs of fuel; fluctuations in the value and liquidity of Creative’s investee companies; and the potential decrease in trading volume and value of Creative’s Ordinary Shares as a result of the Flow Back Restriction that commenced on June 1, 2003 and Creative’s previous plan and any future plans to delist from NASDAQ and to eliminate its U.S. reporting obligations. For further information regarding the risks and uncertainties associated with Creative’s business, please refer to its filings with the U.S. Securities and Exchange Commission (“SEC”), including its Form 20-F for fiscal year 2004 filed with the SEC. Creative undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in Creative’s expectations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

GENERAL

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon Creative’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect its more significant estimates and assumptions used in the preparation of its consolidated financial statements:

Revenue recognition;

Allowances for doubtful accounts, returns and discounts;

Product warranties;

Valuation of inventories;

Valuation of investments;

Valuation of goodwill and other intangible assets;

Assessment of the probability of the outcome of current litigation; and

Accounting for income taxes.

REVENUE RECOGNITION

Revenue from product sales is recognised when persuasive evidence of an arrangement exists, title and risk of loss have been transferred, delivery has occurred, the price is fixed or determinable, and collection is probable. Allowances are provided for estimated returns, discounts and warranties. Management analyzes historical returns, current economic trends and changes in customer demand and acceptance of its products when evaluating the adequacy of the sales returns allowance. Such allowances are adjusted periodically to reflect actual and anticipated experience. When recognizing revenue, Creative records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price protection, promotions, other volume-based incentives and rebates. Significant management judgement and estimates must be used in connection with establishing these allowances in any accounting period. Creative may take action when necessary in response to market conditions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered.

ALLOWANCES FOR DOUBTFUL ACCOUNTS, RETURNS AND DISCOUNTS

Creative distributes its products primarily through third party resellers. Creative establishes allowances for doubtful accounts, returns and discounts for specifically identified doubtful accounts, returns and discounts based on credit profiles of its customers, current economic trends, contractual terms and conditions and historical payment, return and discount experience. Management performs ongoing credit evaluations of customers’ financial condition and uses letters of credit in certain circumstances. Credit insurance coverage is obtained when coverage is available and feasible. However, Creative is not able to procure credit insurance coverage for all customers as insurers have excluded certain customers and geographic markets. In the event actual returns, discounts and bad debts differ from the company’s estimates, or Creative adjust these estimates in future periods, its operating results and financial position could be adversely affected.

PRODUCT WARRANTIES

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence. If actual experience of product returns or cost of repair differ from the management’s estimates, revisions to the estimated warranty liability would be required and could have a material effect on Creative’s future results of operations.

VALUATION OF INVENTORIES

Creative states inventories at the lower of cost or market. The company records a write-down for inventories of components and products which have become obsolete or are in excess of anticipated demand or net realizable value. Management performs a detailed assessment of inventory at each balance sheet date to establish provisions for excess and obsolete inventories. Management’s evaluation includes a review of, among other factors, historical sales, current economic trends, forecasted sales, demand requirements, product lifecycle and product development plans, quality issues, and current inventory levels. The markets for PC peripherals and personal digital entertainment products are subject to a rapid and unpredictable pace of product and component obsolescence and demand changes. If future demand or market conditions for the company’s products are less favorable than forecasted or if unforeseen technological changes negatively impact the utility of component inventory, Creative may be required to record write-downs which would negatively affect gross margins in the period when the write-downs are recorded and its operating results and financial position could be adversely affected.

VALUATION OF INVESTMENTS

Creative holds equity investments in various companies from less than 1% to 100% of the issuer’s outstanding capital stock. Investments in companies in which Creative acquires more than 50% of the outstanding capital stock, or which are under Creative’s effective control, are treated as investments in subsidiaries, and the balance sheets and results of operations are fully consolidated after making an allowance for any minority interests. Companies in which Creative’s investments total between 20% and 50% of such company’s capital stock are treated as associated companies and recorded on an equity basis, whereby the cost of investment is adjusted to recognise Creative’s share of all post acquisition results of operations.

As for investments of less than 20%, non-quoted investments are carried at cost, less provisions for permanent impairment where necessary, and quoted investments are reported at fair value with the unrealised gains and losses included as a separate component of shareholders’ equity. The investment portfolio is monitored on a periodic basis for impairment. Creative’s investments in these companies are inherently risky because the markets for the technologies or products they have under development are typically in the early stages and may never develop. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair values for investments in public companies are determined using quoted market prices. Fair values for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates, liquidation values, the values of recent rounds of financing, or quoted market prices of comparable public companies.

In order to determine whether a decline in value is other-than-temporary, Creative evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition of and business outlook for the company, including key operational and cash flow metrics, current market conditions and future trends in the company’s industry, and the company’s relative competitive position within the industry; and Creative’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

VALUATION OF GOODWILL AND OTHER INTANGIBLE ASSETS

Creative uses the purchase method of accounting for business combinations, in line with Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 141 “Business Combinations.” The purchase method of accounting for acquisitions requires extensive use of accounting estimates and judgements to allocate the purchase price paid to the fair value of the net tangible and intangible assets acquired, including in-process technology. The allocation of the purchase price is based on independent appraisals. The amounts and useful lives assigned to intangible assets could impact future amortization. The amount assigned to in-process technology is expensed immediately. If the assumptions and estimates used to allocate the purchase price are not correct, purchase price adjustments or future asset impairment charges could be required.

Creative reviews goodwill and purchased intangible assets with indefinite lives for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Factors that Creative may consider important which could trigger an impairment review include the following:

•	significant under performance relative to expected historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for Creative’s overall business;

•	significant negative industry or economic trends;

•	significant decline in Creative’s stock price for a sustained period; and

•	Creative’s market capitalization relative to net book value.

When the existence of one or more of the above factors indicate that the carrying value of goodwill and other intangibles assets may be impaired, Creative measures the amount of impairment based on a combination of market comparable method, and projected discounted cash flow method using a discount rate determined by the management to commensurate with the risk inherent in Creative’s current business model. Additionally, in response to changes in the PC peripherals and consumer electronics industries and changes in global or regional economic conditions, Creative may strategically realign its resources and consider restructuring, disposing, or otherwise exiting businesses, which could result in an impairment of property, plant and equipment, identifiable intangibles or goodwill.

ASSESSMENT OF THE PROBABILITY OF THE OUTCOME OF CURRENT LITIGATION

Creative records accruals for loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

ACCOUNTING FOR INCOME TAXES

In preparing the financial statements, Creative estimates its income taxes for each of the jurisdictions in which it operates. This involves estimating the actual current tax exposure and assessing temporary differences resulting from differing treatment of items, such as reserves and accruals for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within Creative’s consolidated balance sheet. Significant management judgement is required in determining the provision for income taxes, deferred tax assets and liabilities and future taxable income for purposes of assessing the ability to realize any future benefit from its deferred tax assets. Creative provides for a valuation allowance with regard to its deferred tax assets as management believes that a substantial uncertainty exists regarding the realizability of these assets.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, selected statement of operations data as a percentage of sales:

	Years ended June 30
	2005	2004	2003
Sales, net	100%	100%	100%
Cost of goods sold	78	65	65

Gross profit	22	35	35

Operating expenses:
Selling, general and administrative	16	21	23
Research and development	7	8	8
Other charges	5	—	—

Operating (loss) income	(6)	6	4

Gain (loss) from investments, net	6	9	(1)
Interest income	—	—	—
Interest expense	—	—	—
Others	—	1	1

Income before income taxes and minority interest	—	16	4

Provision for income taxes	—	1	(1)
Minority interest in loss (income)	—	—	—

Net income	—%	17%	3%

The following table sets forth Creative’s net sales by product category expressed as a percentage of sales for the past three fiscal years:

	Percentage of Net Sales for fiscal years ended June 30
	2005	2004	2003
Personal Digital Entertainment	63%	33%	18%
Audio	14%	25%	33%
Speakers	14%	23%	23%
All Other Products	9%	19%	26%

YEAR ENDED JUNE 30, 2005 COMPARED TO YEAR ENDED JUNE 30, 2004

Net sales

Net sales for the year ended June 30, 2005 increased by 50% compared to the year ended June 30, 2004. The revenue increase was mainly attributable to a substantial increase in sales of digital audio players. Sales of personal digital entertainment (“PDE”) products, which include digital audio players and web cameras, increased by 187% compared to fiscal year 2004 and represented 63% of sales in fiscal year 2005 compared to 33% of sales in fiscal year 2004. The strong demand for PDE products was driven by a number of factors, including the global marketing campaign launched in November 2004, competitive pricing of the Zen Micro hard drive player and the MuVo family of flash players and increased retail distribution of PDE products due to an increased demand worldwide for digital audio players and web cameras. Sales of audio products, which consist of Sound Blaster audio cards and chipsets, decreased by 18% compared to fiscal year 2004, and as a percentage of sales, represented 14% of sales in fiscal year 2005 compared to 25% in fiscal year 2004. The decrease in audio sales was primarily due to lower sales of low-end audio products, which have been negatively impacted by sales of integrated motherboard audio solutions in value PCs. Creative believes that the introduction of its Xtreme Fidelity audio technology and Sound Blaster X-Fi sound cards will set a new standard for audio in music, movies and video games and will reverse the decline in its audio business. Sales of speakers decreased marginally by 4% in fiscal year 2005 compared to fiscal year 2004 and represented 14% of sales in fiscal year 2005 compared to 23% of sales in fiscal year 2004. Sales from all other products, which include graphics products, communication products, accessories and other miscellaneous items, decreased by 29% compared to fiscal year 2004 and as a percentage of sales, represented 9% of sales in fiscal year 2005 compared to 19% of sales in fiscal year 2004. The decrease was primarily attributable to decreases in sales of graphics and communication products due to delays in the launch of new products by 3Dlabs and intense competition.

Gross profit

Gross profit in fiscal year 2005 was 22.5% of sales compared to 34.5% in fiscal year 2004. The decrease in gross profit was primarily attributable to the following: the mix of products sold in fiscal year 2005 with a higher percentage of sales coming from digital audio players, which generally have lower gross profit margins, and a lower percentage of sales coming from higher margin audio products; a write down in inventory due to a decline in the value of certain components including flash memory and hard drives; and significant price reductions on various digital audio players during the third and fourth quarters of fiscal year 2005. The markets in which Creative competes, especially the market for digital audio players, are characterized by intense competition and aggressive pricing practices. The price reductions on digital audio players were consistent with Creative’s competitive pricing strategy to solidify its position and to become a long-term leader in the market.

Operating expenses

Selling, general and administrative (“SG&A”) expenses in fiscal year 2005 increased by 17% compared to fiscal year 2004. The increase in SG&A expenses was mainly attributable to an increase in sales volume and an increase in sales and marketing expenses, including the launch of a global marketing campaign. As a percentage of sales, SG&A expenses were 16% of sales compared to 21% of sales in fiscal year 2004.

Research and development (“R&D”) expenses increased by 18% compared to fiscal year 2004, primarily due to an increase in spending on product development. As a percentage of sales, R&D expenses were 7% of sales in fiscal year 2005 compared to 8% in fiscal year 2004.

The impairment of goodwill and intangible assets of $65.2 million in fiscal year 2005 resulted from a review of the goodwill and intangible assets of 3Dlabs during the second quarter of fiscal year 2005. In accordance with SFAS No. 142, Creative reviews goodwill and purchased intangible assets with indefinite lives for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Creative typically performs its annual impairment assessment for goodwill and other intangible assets in the fourth quarter of its fiscal year. However, during the second quarter of fiscal year 2005, management noted that the revenue of 3Dlabs continued to perform below expectations due to delays in the launch of new products. As such, in accordance with SFAS No. 142, an impairment test was performed on the goodwill and other intangible assets that were acquired in connection with the acquisition of 3Dlabs in May 2002. An independent assessor was engaged to perform the impairment review. The fair value was determined based on a combination of the projected discounted cash flow method and the market comparable method whereby market multiples of 3Dlabs were compared to the market multiples of other publicly traded companies in similar lines of business. The conclusion of the impairment review was that the fair value of 3Dlabs could no longer support the carrying value of the remaining goodwill and other intangible assets associated with them. As a result, Creative recorded a goodwill impairment charge of $62.5 million and other intangible assets impairment charge of $2.7 million in the second quarter of fiscal year 2005 (see Note 3 of “Notes to Consolidated Financial Statements”). As at the end of the fiscal year 2005, Creative concluded that there had not been any significant change in the fair value of the intangible assets since the second quarter of fiscal year 2005.

Net investment gain (loss)

Net investment gain of $74.4 million in fiscal year 2005 comprised a $86.0 million net gain from sales of investments offset by $11.6 million in write-downs of investments. The bulk of the net gain from the sales of investments was derived from sales of shares of SigmaTel, Inc (“SigmaTel”). Net investment gains of $72.6 million in fiscal year 2004 comprised a $52.9 million net gain from sales of investments and a $23.1 million non-cash gain on a “deemed disposal” of interests in SigmaTel, which was then an associated company, offset by $3.4 million in write-downs of investments. The “deemed disposal” of interests in SigmaTel resulted from SigmaTel’s initial public offering of common stock in the United States. As a result of SigmaTel’s initial public offering, Creative’s ownership percentage in the company was reduced even though Creative did not dispose any of its shareholdings during the initial public offering. This reduction was treated in accordance with U.S. GAAP as a “deemed disposal,” which represents the net increase in Creative’s share of the net assets of SigmaTel, as a result of the initial public offering. The net gain of $52.9 million in fiscal year 2004 from sales of investments includes a $38.1 million net gain from sales of interests in SigmaTel where it ceased to be an equity-method investee company (see Note 14 of “Notes to Consolidated Financial Statements”).

As part of its long-term business strategy, from time to time, Creative makes strategic equity investments in companies that can provide Creative with technologies or products that management believes will give Creative a competitive advantage in the markets in which Creative competes.

Net interest

Net interest for fiscal year 2005 was an expense of $0.1 million compared to net interest income of $3.6 million for fiscal year 2004. The decrease in net interest income by $3.7 million was mainly due to lower average cash balance and additional interest expense arising from the five-year $175.0 million syndicated term loan that was drawn-down in fiscal year 2005.

Others

Others was an expense of $4.3 million in fiscal year 2005 compared to an income of $5.7 million in fiscal year 2004. Net expense in fiscal year 2005 include an exchange loss of $4.2 million compared to a gain of $4.5 million in fiscal year 2004, and share of equity-method investees’ losses of $1.6 million in fiscal year 2005 compared to share of equity-method investees’ gains of $0.3 million in fiscal year 2004.

Provision for income taxes

Provision for income taxes of foreign subsidiaries is based on the corporate income tax rates of the country in which the subsidiary is located. Net operating profits from some of the subsidiaries were not allowed to offset with the net operating losses sustained by subsidiaries from a different tax jurisdiction. In Singapore, Creative was granted a new Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Profits arising from qualifying activities under the new Pioneer Certificate will be exempted from income tax, subject to certain conditions. The Singapore corporate income tax rate of 20% is applicable to the profits excluded from the new Pioneer Certificate.

In fiscal year 2004, tax write-back includes a $12.3 million reversal of income taxes. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the new Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001, 22% for fiscal years 2002 and 2003, and 20% for fiscal year 2004.

YEAR ENDED JUNE 30, 2004 COMPARED TO YEAR ENDED JUNE 30, 2003

Net sales

Net sales for the year ended June 30, 2004 increased by 16% compared to the year ended June 30, 2003. The revenue increase was mainly attributable to demand for PDE products, high-end audio products and speaker products. Sales of PDE products increased by 115% compared to fiscal year 2003 and comprised 33% of sales compared to 18% in fiscal year 2003. In fiscal year 2004, Creative launched a number of new digital audio players and expanded its existing MuVo family of flash players and Zen family of hard drive players which helped the company to strengthen its market share in digital audio players. The significant increase in PDE sales in fiscal year 2004 was driven by strong demand for MuVo flash players, MuVo2 hard drive players and the Jukebox Zen. Audio product sales declined by 14% compared to fiscal year 2003, and as a percentage of sales, represented 25% of sales in fiscal year 2004 compared to 33% in fiscal year 2003. Sales for high-end retail audio products such as the Audigy line of products were higher in fiscal year 2004 compared to fiscal year 2003. However, overall audio sales in fiscal year 2004 were lower compared to fiscal year 2003 primarily due to a drop in sales through original equipment manufacturers, particularly sales of low-end audio products. Sales of speakers increased by 16% in fiscal year 2004 compared to fiscal year 2003 mainly due to strong demand for new models of high-end GigaWorks speakers, I-Trigue speakers and portable TravelSound speakers. As a percentage of sales, speakers remained at 23% of sales in fiscal year 2004 compared to fiscal year 2003. Sales from all other products, which includes graphics products, communication products, accessories and other miscellaneous items, decreased by 13% compared to fiscal year 2003, and as a percentage of sales, accounted for 19% of sales in fiscal year 2004 compared to 26% in fiscal year 2003. The decrease was primarily attributable to decreases in sales of graphics products due to intense competition and lower sales of communication products, which were higher in fiscal year 2003 due to a major deal to supply broadband modems to a customer between March 2002 and September 2002.

Gross profit

Gross profit in fiscal year 2004 was 34.5% of sales compared to 35.5% in fiscal year 2003. The decrease in gross profit was primarily attributable to the mix of products sold in fiscal year 2004 with a higher percentage of sales coming from PDE products and a lower percentage of sales coming from audio products.

Operating expenses

SG&A expenses in fiscal year 2004 increased marginally by 3% compared to fiscal year 2003. The increase in SG&A expenses was mainly attributable to an increase in sales and marketing expenses, which were in line with the increase in net sales, and an increase in expenses related to the company’s European operations due to the strengthening of the Euro compared to the U.S. dollar during fiscal year 2004. As a percentage of sales, SG&A expenses were 21% of sales compared to 23% of sales in fiscal year 2003. R&D expenses increased by 18% primarily due to an increase in resources to develop new products. As a percentage of sales, R&D expenses remained at 8% of sales in fiscal year 2004 compared to fiscal year 2003.

Net investment gain (loss)

Net investment gain of $72.6 million in fiscal year 2004 comprised a $52.9 million gain from sales of investments and a $23.1 million non-cash gain on a “deemed disposal” of interests in SigmaTel offset by $3.4 million in write-downs of unquoted investments. The net gain of $52.9 million in fiscal year 2004 from sales of investments includes a $38.1 million net gain from the sale of interests in SigmaTel (see Note 14 of “Notes to Consolidated Financial Statements”). Net investment loss of $6.0 million in fiscal year 2003 included write-downs of quoted and unquoted investments of $13.6 million offset partially by net gains of $7.6 million from the sale of quoted investments.

Net interest

Net interest income of $3.6 million in fiscal year 2004 increased by $2.5 million compared to $1.1 million in fiscal year 2003. The increase was mainly due to higher average cash balance and interest rates in fiscal year 2004 compared to fiscal year 2003.

Others

Other income of $5.7 million in fiscal year 2004 increased by $2.0 million compared to $3.7 million in fiscal year 2003. The increase was mainly due to an increase in share of equity-method investees’ profits by $2.5 million to $0.3 million in fiscal year 2004, compared to share of losses of $2.2 million in fiscal year 2003. Exchange gain was reduced by $0.9 million to $4.5 million in fiscal year 2004 compared to $5.4 million in fiscal year 2003.

Provision for income taxes

Creative was granted a new Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the new Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining the new Pioneer Certificate, fiscal year 2004 tax write-back includes a $12.3 million reversal of income taxes. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the new Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001, 22% for fiscal years 2002 and 2003, and 20% for fiscal year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the new Pioneer Certificate. Excluding the $12.3 million reversal of income taxes, Creative’s provision for income taxes for fiscal year 2004 as a percentage of operating income was 8% compared to 10% in the prior fiscal year. The lower tax provision in fiscal year 2004 was primarily due to changes in the mix of taxable income arising from various geographical regions and the new Pioneer Certificate granted to Creative.

QUARTERLY RESULTS

The following is a summary of Creative’s unaudited quarterly results for the eight quarters ended June 30, 2005, together with the percentage of sales represented by such results. Consistent with the PC peripherals and digital entertainment markets, demand for Creative’s products is generally stronger in the quarter ended December 31, compared to any other quarter of the fiscal year due to consumer buying patterns. In management’s opinion, the results detailed below have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented when read in conjunction with the financial statements and notes thereto contained elsewhere herein. Creative’s business is seasonal in nature and the quarterly results are not necessarily indicative of the results to be achieved in future quarters.

	Unaudited data for quarters ended (in US$’000 except per share data)
	Jun 30 2005	Mar 31 2005	Dec 31 2004	Sep 30 2004	Jun 30 2004	Mar 31 2004	Dec 31 2003	Sep 30 2003
Sales, net	$305,409	$333,840	$375,142	$210,020	$201,780	$201,835	$250,422	$160,816
Cost of goods sold	274,417	256,519	273,398	144,817	135,393	132,278	161,494	104,348

Gross profit	30,992	77,321	101,744	65,203	66,387	69,557	88,928	56,468

Operating expenses:
Selling, general and administrative	48,051	51,208	56,931	40,068	40,686	42,477	47,108	37,317
Research and development	20,300	19,687	22,620	19,718	18,940	18,926	16,800	14,838
Other charges	—	—	65,225	—	—	—	—	—

Operating (loss) income	(37,359)	6,426	(43,032)	5,417	6,761	8,154	25,020	4,313

Net gain (loss) from investments	9,304	14,766	51,539	(1,204)	(224)	48,319	937	23,570
Interest income	967	1,243	651	710	1,719	1,702	546	625
Interest expense	(1,792)	(1,275)	(456)	(151)	(231)	(202)	(275)	(293)
Others	(4,796)	(5,728)	5,555	709	(700)	15	4,988	1,382

(Loss) income before income taxes and minority interest	(33,676)	15,432	14,257	5,481	7,325	57,988	31,216	29,597

Provision for income taxes	1,855	(53)	(2,236)	(535)	(604)	(773)	10,433	(517)
Minority interest in (income) loss	(123)	534	(178)	(170)	(90)	(168)	(165)	5

Net (loss) income	$(31,944)	$15,913	$11,843	$4,776	$6,631	$57,047	$41,484	$29,085

Basic (loss) earnings per share	$(0.38)	$0.19	$0.14	$0.06	$0.08	$0.70	$0.52	$0.36

Weighted average ordinary shares outstanding (’000)	83,576	83,307	82,320	81,443	81,236	80,955	80,522	79,902

Diluted (loss) earnings per share	$(0.38)	$0.18	$0.14	$0.06	$0.08	$0.68	$0.50	$0.35

Weighted average ordinary shares and equivalents outstanding (’000)	83,576	86,274	85,930	84,237	83,960	84,237	83,683	82,638

	Unaudited data for quarters ended (as a percentage of sales)
	Jun 30 2005	Mar 31 2005	Dec 31 2004	Sep 30 2004	Jun 30 2004	Mar 31 2004	Dec 31 2003	Sep 30 2003
Sales, net	100%	100%	100%	100%	100%	100%	100%	100%
Cost of goods sold	90	77	73	69	67	66	64	65

Gross profit	10	23	27	31	33	34	36	35

Operating Expenses:
Selling, general and administrative	16	15	15	19	20	21	19	23
Research and development	6	6	6	10	10	9	7	9
Impairment of goodwill / intangible assets	—	—	17	—	—	—	—	—

Operating (loss) income	(12)	2	(11)	2	3	4	10	3

Net gain (loss) from investments	3	5	14	(1)	—	24	1	15
Interest income	—	—	—	—	1	1	—	—
Interest expense	—	—	—	—	—	—	—	—
Others	(2)	(2)	1	1	(1)	—	2	1

(Loss) income before income taxes and minority interest	(11)	5	4	2	3	29	13	19

Provision for income taxes	1	—	(1)	—	—	(1)	4	(1)
Minority interest in (income) loss	—	—	—	—	—	—	—	—

Net (loss) income	(10)%	5%	3%	2%	3%	28%	17%	18%

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents at June 30, 2005 were $187.2 million, a decrease of $23.9 million compared to the balance of $211.1 million at June 30, 2004.

Operating Activities

Net cash used in operating activities during fiscal year 2005 was $208.5 million compared with $20.7 million in fiscal year 2004. The cash used in operating activities of $208.5 million was mainly due to a $96.2 million net increase in accounts receivable and other assets and prepaid expenses and a $212.0 million net increase in inventory. As of June 30, 2005, Creative had $395.9 million in inventory compared to $183.9 million in inventory as of June 30, 2004. Creative built up its inventory to better position the company to take advantage of the expanding markets for digital audio players and to support the strong revenue growth that the company expects. However, due to softer than expected demand for digital audio players in the second half of fiscal year 2005, Creative’s inventory levels were higher than anticipated in the third and fourth quarters. Cash used in operating activities was offset partially by $19.7 million in adjustments for non-cash items and a net increase in accounts payable and accrued and other liabilities of $80.5 million. The $19.7 million in adjustments to non-cash items comprises mainly $27.9 million of depreciation and amortization, $11.6 million in write-offs of investments and other non-current assets, $85.8 million in net gains from the disposal of investments, and $65.2 million in impairment of goodwill and intangible assets.

Net cash used in operating activities during fiscal year 2004 was $20.7 million compared with net cash generated of $99.7 million in fiscal year 2003. The cash used in operating activities of $20.7 million was mainly due to adjustments for non-cash items of $41.5 million, a $42.2 million increase in accounts receivable and other assets and prepaid expenses and a $103.5 million net increase in inventory in response to the anticipated strong year over year growth in demand, especially for PDE products, and to support the launch of new products for the holiday season. Cash used in operating activities was offset partially by a net increase of $41.7 million in accounts payable and accrued and other liabilities. The $41.5 million in adjustments to non-cash items include $25.9 million of depreciation and amortization, a $52.9 million gain from the disposal of investments and interests in an associated company, and a non-cash gain of $23.1 million arising from the deemed disposal of interests in an associated company, (see Note 14 of “Notes to Consolidated Financial Statements”).

Investing Activities

Net cash provided by investing activities during fiscal year 2005 was $42.5 million compared with $24.1 million in fiscal year 2004. The $42.5 million cash provided in fiscal year 2005 mainly comprised proceeds from the sale of investments amounting to $98.1 million, offset partially by net capital expenditures of $34.2 million and the purchase of investments amounting to $17.8 million.

Net cash provided by investing activities during fiscal year 2004 was $24.1 million compared with cash used of $12.3 million in fiscal year 2003. The $24.1 million cash provided in fiscal year 2004 mainly comprised proceeds from the sale of investments and interests in an associated company amounting to $69.1 million, offset partially by net capital expenditures of $15.6 million, the purchase of investments amounting to $11.7 million, and a net increase in other non current assets of $17.6 million, relating mainly to the costs of new technologies acquired and additional investments in associated companies.

Financing Activities

Net cash provided by financing activities during fiscal year 2005 was $142.2 million compared with cash used of $24.3 million in fiscal year 2004. Cash provided by financing activities of $142.2 million primarily consisted of $175.0 million in proceeds from the draw-down of a five year $175.0 million syndicated term loan facility with a group of international banks and proceeds from the exercise of ordinary share options amounting to $14.8 million, offset partially by dividend payment of $41.4 million (see Note 8 of “Notes to Consolidated Financial Statements”) to shareholders.

During fiscal year 2004, $24.3 million was used for financing activities compared with $22.3 million in fiscal year 2003. Cash used for financing activities primarily consisted of $20.2 million for a dividend payment (see Note 8 of “Notes to Consolidated Financial Statements”) to shareholders and $11.6 million for the repayment of debt obligations, which includes a $9.0 million prepayment of principal and accrued interest by 3Dlabs for a subordinated convertible note issued to an investor. Cash used in financing activities was offset partially by $9.4 million in proceeds from the exercise of share options.

Current and Expected Liquidity

In November 2004, Creative signed a five-year $175.0 million syndicated term loan facility with a group of international banks. The proceeds from this facility were used primarily to fund the growth in working capital requirements arising from the growth in the company’s revenue. In fiscal year 2005, Creative drew down on the entire $175.0 million from this loan facility.

As of June 30, 2005, in addition to its cash reserves and excluding long term loans, Creative has credit facilities totaling $113.9 million for overdrafts, guarantees, letters of credit and fixed short-term loans, of which approximately $111.9 million were unutilized.

As part of its long-term business strategy, from time to time, Creative makes strategic equity investments in companies that can provide Creative with technologies or products that management believes will give Creative a competitive advantage in the markets in which Creative competes.

Management believes that Creative has adequate resources to meet its projected working capital and other cash needs for at least the next twelve months. To date, inflation has not had a significant impact on Creative’s operating results.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following table presents the contractual obligations and commercial commitments of Creative as of June 30, 2005:

	Payments Due by Period (US$’000)
Contractual Obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long Term Debt	$198,111	$3,556	$7,111	$182,111	$5,333
Capital Lease Obligations	4,715	3,827	888	—	—
Operating Leases	27,824	8,648	5,385	1,909	11,882
Unconditional Purchase Obligations	44,939	44,939	—	—	—
Other Obligations	5,481	5,003	478	—	—

Total Contractual Cash Obligations	$281,070	$65,973	$13,862	$184,020	$17,215

Unconditional purchase obligations are defined as contractual obligations for purchase of goods or services, which are enforceable and legally binding on the Company and that specify all significant terms, including fixed or minimum quantities to be purchased, fixed, minimum or variable price provisions and the approximate timing of the transaction. The expected timing of payment of the obligations set forth above is estimated based on current information. Timing of payments and actual amounts paid may be different depending on the time of receipt of goods or services or changes to agreed-upon amounts for some obligations.

As of June 30, 2005, Creative has utilized approximately $2.0 million under guarantees and letters of credit.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Please refer to Note 1 of “Notes to Consolidated Financial Statements” for the discussion of recently issued accounting pronouncements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND

SHAREHOLDERS OF CREATIVE TECHNOLOGY LTD.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders’ equity present fairly, in all material respects, the financial position of Creative Technology Ltd. and its subsidiaries at June 30, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Creative’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers

Singapore

September 26, 2005

CREATIVE TECHNOLOGY LTD.

CONSOLIDATED BALANCE SHEETS

(In US$’000, except per share data)

	June 30, 2005	June 30, 2004
ASSETS

Current assets:
Cash and cash equivalents	$187,246	$211,077
Accounts receivable, less allowances of $21,288 and $20,700	163,184	85,456
Inventory	395,886	183,899
Other assets and prepaids	43,144	27,156

Total current assets	789,460	507,588

Property and equipment, net	117,187	106,198
Investments	125,914	209,291
Other non-current assets	44,913	117,771

Total Assets	$1,077,474	$940,848

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$151,070	$86,179
Accrued liabilities	103,768	88,542
Income taxes payable	20,712	28,160
Current portion of long term obligations and others	7,383	7,205

Total current liabilities	282,933	210,086

Long term obligations	209,455	35,614

Minority interest in subsidiaries	3,954	3,651

Shareholders’ equity:
Ordinary shares (’000); S$0.25 par value;
Authorized: 200,000 shares
Outstanding: 83,593 and 81,369 shares	8,286	7,952
Additional paid-in capital	337,990	323,660
Unrealized holding gains on investments	65,280	151,153
Deferred share compensation	(378)	(1,991)
Retained earnings	169,954	210,723

Total shareholders’ equity	581,132	691,497

Total Liabilities and Shareholders’ Equity	$1,077,474	$940,848

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In US$’000, except per share data)

	Years ended June 30
	2005	2004	2003
Sales, net	$1,224,411	$814,853	$701,769

Cost of goods sold	949,151	533,513	452,952

Gross profit	275,260	281,340	248,817

Operating expenses:
Selling, general and administrative	196,258	167,588	162,839
Research and development	82,325	69,504	58,775
Other charges	65,225	—	—

Operating (loss) income	(68,548)	44,248	27,203

Gain (loss) from investments, net	74,405	72,602	(6,049)
Interest income	3,571	4,592	2,623
Interest expense	(3,674)	(1,001)	(1,495)
Others	(4,260)	5,685	3,736

Income before income taxes and minority interest	1,494	126,126	26,018

Provision for income taxes	(969)	8,539	(2,720)
Minority interest in loss (income)	63	(418)	79

Net income	$588	$134,247	$23,377

Basic earnings per share	$0.01	$1.66	$0.30
Weighted average ordinary shares outstanding (’000)	82,661	80,654	79,202

Diluted earnings per share	$0.01	$1.61	$0.29
Weighted average ordinary shares and equivalents outstanding (’000)	85,333	83,630	80,851

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Increase (decrease) in cash and cash equivalents (in US$’000)

	Years ended June 30
	2005	2004	2003
Cash flows from operating activities:
Net income	$588	$134,247	$23,377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of fixed assets	22,994	20,317	19,094
Amortisation of intangible assets	3,383	3,299	9,129
Deferred share compensation amortization	1,504	2,256	3,706
Minority interest in (income) loss	(63)	418	(79)
Equity share in loss (gain) of unconsolidated investments	1,640	(287)	2,186
(Gain) loss on disposal of fixed assets	(139)	395	(113)
Write downs of investments and other non-current assets	11,571	3,374	13,618
Gain from investments, net	(85,755)	(14,812)	(7,777)
Profits arising from deemed disposal of other non-current assets	—	(23,053)	—
Impairment of goodwill / intangible assets	65,225	—	—
Deferred income taxes, net	(393)	4,707	(2,184)
Gain on disposal of interests in associated company	(264)	(38,110)	—

Changes in assets and liabilities, net:
Accounts receivable	(77,728)	(24,181)	23,968
Inventory	(211,987)	(103,532)	28,182
Marketable securities	—	—	1,388
Other assets and prepaids	(18,490)	(18,011)	6,488
Accounts payable	64,891	33,194	(11,940)
Accrued and other liabilities	15,567	8,468	(3,125)
Income taxes	(1,008)	(9,404)	(6,230)

Net cash (used in) provided by operating activities	(208,464)	(20,715)	99,688

Cash flows from investing activities:
Capital expenditures, net	(34,191)	(15,646)	(15,695)
Proceeds from sales of fixed assets	347	161	2,605
Proceeds from disposal of interests in associated company	234	45,372	—
Proceeds from sale of quoted investments	98,129	23,777	11,248
Purchase of new subsidiaries (net of cash acquired)	—	(270)	—
Purchase of investments	(17,766)	(11,700)	(5,516)
Increase in other non current assets, net	(4,281)	(17,625)	(4,914)

Net cash provided by (used in) investing activities	42,472	24,069	(12,272)

Cash flows from financing activities:
Increase (decrease) in minority shareholders’ loan and equity balance	366	—	(6,690)
Buyout of subsidiary’s minority interest	—	(84)	(3,992)
Proceeds from exercise of ordinary share options	14,773	9,385	4,073
Proceeds from debt obligations	175,000	823	30,802
Repayments of debt obligations	(3,542)	(11,620)	(21,697)
Repayments of capital leases	(3,079)	(2,642)	(2,887)
Dividends paid to ordinary shareholders	(41,357)	(20,192)	(19,824)
Dividends paid to minority interest	—	—	(2,065)

Net cash provided by (used in) financing activities	142,161	(24,330)	(22,280)

Net (decrease) increase in cash and cash equivalents	(23,831)	(20,976)	65,136
Cash and cash equivalents at beginning of year	211,077	232,053	166,917

Cash and cash equivalents at end of year	$187,246	$211,077	$232,053

Supplemental disclosure of cash flow information:
Interest paid	$3,517	$433	$1,061

Income taxes paid, net	$4,471	$8,841	$10,951

Non cash transaction:
Fixed assets acquired under capital lease	$—	$6,689	$—

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In US$’000, except share data)

	Ordinary Shares (‘000)	Ordinary Share Capital	Additional Paid In Capital	Unrealised Holding Gains (Losses) on Investments	Deferred Share Compensation	Retained Earnings	Total
Balance at June 30, 2002	78,866	$7,592	$311,445	$20,636	$(8,836)	$93,115	$423,952
Shares issued under employee options and share purchase plans	848	121	3,952	—	—	—	4,073
Dividends paid	—	—	—	—	—	(19,824)	(19,824)
Reversal of unvested deferred share compensation, net	—	—	(825)	—	825	—	—
Amortization of deferred share compensation	—	—	—	—	3,706	—	3,706
Comprehensive income (loss)	—	—	—	(6,447)	—	23,377	16,930

Balance at June 30, 2003	79,714	7,713	314,572	14,189	(4,305)	96,668	428,837
Shares issued under employee options and share purchase plans	1,655	239	9,146	—	—	—	9,385
Dividends paid	—	—	—	—	—	(20,192)	(20,192)
Reversal of unvested deferred share compensation, net	—	—	(58)	—	58	—	—
Amortization of deferred share compensation	—	—	—	—	2,256	—	2,256
Comprehensive income	—	—	—	136,964	—	134,247	271,211

Balance at June 30, 2004	81,369	7,952	323,660	151,153	(1,991)	210,723	691,497
Shares issued under employee options and share purchase plans	2,224	334	14,439	—	—	—	14,773
Dividends paid	—	—	—	—	—	(41,357)	(41,357)
Reversal of unvested deferred share compensation, net	—	—	(109)	—	109	—	—
Amortization of deferred share compensation	—	—	—	—	1,504	—	1,504
Comprehensive (loss) income	—	—	—	(85,873)	—	588	(85,285)

Balance at June 30, 2005	83,593	$8,286	$337,990	$65,280	$(378)	$169,954	$581,132

The accompanying notes are an integral part of these consolidated financial statements.

CREATIVE TECHNOLOGY LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements include the financial statements of Creative Technology Ltd and Creative’s subsidiaries under its effective control from their respective dates of acquisition, after elimination of inter-company transactions and balances. The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates and such differences could be material. Creative conducts a substantial portion of its business in United States dollars (“US$” or “$”). All dollar amounts included in the financial statements and in the notes herein are United States dollars unless designated as Singapore dollars (“S$”). Creative’s fiscal year-end is June 30. Creative generally operates on a thirteen week calendar closing on the Friday closest to the natural calendar quarter. For convenience, all quarters are described by their natural calendar dates.

Foreign exchange

The functional currency of Creative and its subsidiaries is predominantly the US dollar and accordingly, gains and losses resulting from the translation of monetary assets and liabilities denominated in currencies other than the US dollar are reflected in the determination of net income (loss). Creative enters into forward exchange contracts to reduce its exposure to foreign exchange translation gains and losses. Forward exchange contracts are marked to market each period and the resulting gains and losses are included in the determination of net income or loss. No forward exchange contracts were outstanding at June 30, 2005. Included in interest and other expenses for fiscal years 2005, 2004 and 2003 are exchange losses of $4.2 million and exchange gains of $4.5 million and $5.4 million, respectively.

At June 30, 2005, monetary assets and liabilities of Creative are denominated in the following currencies:

	Approximate Percentage of $ Balance Denominated in:
	US$	S$	EURO	Other Currencies
Cash and cash equivalents	50%	3%	28%	19%
Accounts receivable, less allowances	64%	—	20%	16%
Total current liabilities	75%	13%	4%	8%
Long-term obligations	90%	10%	—	—

The exchange rates for the S$ and Euro utilized in translating the balance sheet at June 30, 2005, expressed in US$ per one S$ and Euro was 0.5926 and 1.2092, respectively.

Cash equivalents

Cash equivalents consist of highly liquid investment instruments with original or remaining maturities of three months or less at the time of purchase. All deposits are in short term deposit and money market accounts with various banks. This diversification of risk is consistent with Creative’s policy to maintain liquidity and ensure the safety of principal. Included in cash equivalents as of June 30, 2005 and 2004 are fixed rate deposits of $128.9 million and $144.4 million, respectively.

At June 30, 2004, a total of $0.5 million in fixed rate deposits was pledged to a bank to secure banking facilities for one of Creative’s subsidiaries. The banking facilities were terminated at June 30, 2005 and the bank has released the pledge on the fixed rate deposits.

Fair value of financial instruments

For certain of Creative’s financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for long term obligations also approximate fair value because current interest rates charged to Creative for debts of similar maturities are substantially the same.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using standard cost, appropriately adjusted at the balance sheet date to approximate actual cost on a weighted average basis. In the case of finished products and work-in-progress, cost includes materials, direct labor and an appropriate proportion of production overheads.

Management performs a detailed assessment of inventory at each balance sheet date to establish provisions for excess and obsolete inventories. The evaluation includes a review of, among other factors, historical sales, current economic trends, forecasted sales, demand requirements, product lifecycle and product development plans, quality issues, and current inventory levels.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the remaining facility lease term or the estimated useful lives of the improvements. No depreciation is provided on freehold land and construction in progress.

Investments

Creative holds equity investments in various companies pursuant to which it has acquired anywhere from less than 1% to 100% of the issuer’s outstanding capital stock. Investments in which Creative acquires more than 50% of the outstanding capital stock of an entity, or which are under the effective control of Creative, are treated as investments in subsidiaries, and the balance sheets and results of operations of these subsidiaries are fully consolidated after making allowance for any minority interests. Companies in which Creative’s investment totals between 20% and 50% of such company’s capital stock are treated as associated companies and recorded on an equity basis, whereby Creative adjusts its cost of investments to recognise its share of all post acquisition results of operations. In the event where the subsidiary or associated companies issue shares to third parties at prices different from Creative’s carrying value of such shares, the differences are taken to the income statement directly.

Non-quoted investments of less than 20% in an entity are carried at cost, less provisions for permanent impairment where necessary.

In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” quoted investments of less than 20% in an entity are classified as available-for-sale. Such investments are reported at fair value with the unrealized gains and losses included as a separate component of shareholders’ equity. Unrealized losses are charged against income when a decline in fair value is determined to be other than temporary. Realized gains and losses upon the sale or disposition of such investments are based on the average cost of the specific investments sold.

The investment portfolio is monitored on a periodic basis for impairment. Creative’s investments in these companies are inherently risky because the markets for the technologies or products they have under development are typically in the early stages and may never develop. In the event that the carrying value of an investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis for the investment is established. Fair values for investments in public companies are determined using quoted market prices. Fair values for investments in privately-held companies are estimated based upon one or more of the following: pricing models using historical and forecasted financial information and current market rates, liquidation values, the values of recent rounds of financing, or quoted market prices of comparable public companies.

In order to determine whether a decline in value is other-than-temporary, Creative evaluates, among other factors: the duration and extent to which the fair value has been less than the carrying value; the financial condition of and business outlook for the company, including key operational and cash flow metrics, current market conditions and future trends in the company’s industry, and the company’s relative competitive position within the industry; and Creative’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value.

A summary of investments is as follows (in US$’000):

	As of June 30
	2005	2004
Non-quoted equity investments	$9,553	$3,504
Quoted equity investments	116,361	205,787

Total investments	$125,914	$209,291

Goodwill and other intangible assets

Goodwill and other intangible assets are stated at cost and relate principally to the acquisition of new subsidiaries accounted for under the purchase method. Under this method, the purchase price has been allocated to the assets acquired, liabilities assumed and in-process technology based on their estimated fair market values at the dates of acquisition. Amounts allocated to acquired in-process technology are expensed in the period in which the acquisition is consummated. Intangible assets are amortized on a straight line basis over the estimated useful lives of the assets, ranging from one to seven years. Goodwill is not subject to amortization, but evaluated at least annually for impairment.

Reviews for impairment of goodwill and other intangible assets are also conducted whenever events indicate that the carrying amount might not be recoverable. Factors that Creative may consider important which could trigger an impairment review include the following:

•	significant under performance relative to expected historical or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy for Creative’s overall business;

•	significant negative industry or economic trends;

•	significant decline in Creative’s stock price for a sustained period; and

•	Creative market capitalization relative to net book value.

When the existence of one or more of the above factors indicates that the carrying value of the goodwill or intangible assets may be impaired, Creative measures any impairment based on a combination of market comparable method, and projected discounted cash flow method using a discount rate determined by the management to commensurate with the risk inherent in Creative’s current business model.

Product warranties

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence.

Revenue recognition

Creative generally recognizes revenue when persuasive evidence of an arrangement exists, title and risk of loss have been transferred, delivery has occurred, the price is fixed or determinable, and collection is probable. Allowances are provided for estimated returns, discounts and warranties, based on historical experience, current economic trends and changes in customer demand and acceptance of its products. Such allowances are adjusted periodically to reflect actual and anticipated experience. When recognizing revenue, Creative records estimated reductions to revenue for customer and distributor programs and incentive offerings, including price protection, promotions, other volume-based incentives and rebates.

Research and development

Research and development costs are charged to operations as incurred.

Assessment of the probability of the outcome of current litigation

Creative records accruals for loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

Income taxes

Deferred tax assets and liabilities, net of valuation allowances, are established for the expected future tax consequences of events resulting from the differences between the financial reporting and income tax bases of Creative’s assets and liabilities and from tax credit carry forwards. No provision has been made for the undistributed earnings of certain subsidiaries outside of Singapore since it is Creative’s intention to reinvest these earnings in those subsidiaries. Reinvested earnings of such subsidiaries have been immaterial to date.

Concentrations of credit risk

Financial instruments that potentially subject Creative to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. Creative limits the amount of credit exposure to any one financial institution. Creative sells its products to original equipment manufacturers, distributors and key retailers. Creative believes that the concentration of credit risk in its trade receivables is substantially mitigated due to performance of ongoing credit evaluations of its customers’ financial condition, use of short collection terms, use of letters of credit in certain circumstances, procurement of credit insurance coverage and the geographical dispersion of sales. Creative establishes allowances for doubtful accounts, returns and discounts for specifically identified doubtful accounts, returns and discounts based on credit profiles of its customers, current economic trends, contractual terms and conditions and historical payment, return and discount experience.

Stock-based compensation

Creative accounts for stock-based employee compensation in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, and complies with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosures.” Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of Creative’s stock at the date of the grant over the stock option exercise price. See Note 9.

Employees pension scheme

Creative participates in a number of defined contribution retirement plans in certain countries of operations. Contributions are based on a percentage of each eligible employee’s salary and are expensed as the related salaries are incurred. Creative incurred expenses of approximately $7.5 million, $6.4 million and $6.0 million with respect to these retirement plans for the fiscal years 2005, 2004 and 2003, respectively.

Recently issued accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 is not expected to have a material impact on Creative’s consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment.” This statement replaces SFAS No. 123, amends SFAS No. 95 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires companies to apply a fair-value based measurement method in accounting for share-based payment transactions with employees and to record compensation expense for all stock awards granted, and to awards modified, repurchased or cancelled after the required effective date. In addition, the company will be required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. SFAS No. 123(R) will be effective for fiscal periods beginning after June 15, 2005. The effect of the adoption of SFAS No. 123(R) is expected to be comparable to the effect disclosed on a pro forma basis as a result of applying the current fair-value recognition provisions of SFAS No. 123 as shown in Note 9 herein.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” which eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have a material impact on Creative’s consolidated financial statements.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. The adoption of SFAS No. 154 is not expected to have a material impact on Creative’s consolidated financial statements.

NOTE 2—NET INCOME (LOSS) PER SHARE

In accordance with SFAS No. 128, “Earnings per Share,” Creative reports both basic earnings per share and diluted earnings per share. Basic earnings per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of ordinary and potentially dilutive ordinary equivalent shares outstanding during the period. Ordinary equivalent shares are excluded from the computation if their effect is anti-dilutive. In computing the diluted earnings per share, the treasury stock method is used to determine, based on average stock prices for the respective periods, the ordinary equivalent shares to be purchased using proceeds received from the exercise of such equivalent shares. Other than the dilutive effect of stock options, there are no other financial instruments that would impact the weighted average number of ordinary shares outstanding used for computing diluted earnings per share. The potentially dilutive ordinary equivalent shares outstanding under the employee share purchase plan were not material.

Following is a reconciliation between the average number of ordinary shares outstanding and equivalent shares outstanding (in ‘000):

	As of June 30
	2005	2004	2003
Weighted average ordinary shares outstanding	82,661	80,654	79,202
Weighted average dilutive stock options outstanding	2,672	2,976	1,649

Weighted average ordinary shares and equivalents outstanding	85,333	83,630	80,851

For fiscal year 2003, approximately 0.5 million shares related to the convertible note were excluded from the computation of dilutive earnings per share as the effect of including such shares would be anti-dilutive.

NOTE 3—BALANCE SHEET DETAIL (in US$’000)

	As of June 30
	2005	2004
Inventory:
Raw materials	$166,318	$76,020
Work in progress	18,711	13,946
Finished products	210,857	93,933

Total inventory	$395,886	$183,899

	Estimated Useful Life	As of June 30
		2005	2004
Property and equipment:
Land and buildings	25 years	$102,028	$93,132
Construction in progress	—	2,737	998
Machinery and equipment	3 - 6 years	65,163	52,015
Furniture, fixtures and office equipments	2 - 8 years	91,152	91,232
Leasehold improvements	Term of lease	11,605	12,963

		$272,685	$250,340
Accumulated depreciation		(155,498)	(144,142)

Net property and equipment		$117,187	$106,198

Included in property and equipment are assets purchased under capital lease obligations with a cost and accumulated depreciation of approximately $15.8 million and $12.8 million for fiscal year 2005, and $16.2 million and $8.7 million for fiscal year 2004, respectively.

	As of June 30
	2005	2004
Other non-current assets:
Other intangible assets	$37,668	$40,082
Accumulated amortization	(31,599)	(28,216)

Other intangible assets, net	6,069	11,866

Goodwill	29,447	91,976
Other non-current assets	9,397	13,929

Total other non-current assets	$44,913	$117,771

Other intangible assets consist of mainly patents and trademarks.

Creative traditionally performs its annual assessment for goodwill impairment in the fourth quarter of the fiscal year. However, during the second fiscal quarter, management noted that the revenue of one of its subsidiaries, 3Dlabs, continued to perform below expectations due to delays in the launch of new products. As such, in accordance with SFAS No. 142, an impairment test was performed on the goodwill and other intangible assets that were acquired in connection with the acquisition of 3Dlabs in May 2002. 3Dlabs designs, develops and markets graphics accelerator products aimed primarily at professionals using high-end and ultra-high-end workstations. An independent assessor was engaged to perform the impairment review. The fair value was determined based on a combination of the projected discounted cash flow method, and market comparable method whereby the market multiples of 3Dlabs were compared to the market multiples of other publicly traded companies in similar lines of business. The conclusion of the impairment review was that the fair value of 3Dlabs could no longer support the carrying value of the goodwill and other intangible assets associated with them. As a result, Creative recorded a goodwill impairment charge of $62.5 million and other intangible assets impairment charge of $2.7 million during the second quarter of fiscal year 2005. As at the end of the fiscal year 2005, Creative concluded that there had not been any significant change in the fair value of the intangible assets since the second quarter of fiscal year 2005.

Goodwill and other intangible assets fully amortized were excluded from above. Other intangible assets amortization expense was $3.4 million, $3.3 million and $9.1 million for fiscal years 2005, 2004 and 2003, and estimated to be $2.9 million, $2.1 million and $0.8 million in fiscal years 2006, 2007 and 2008, respectively, and $28,000 for fiscal years 2009 and 2010.

	As of June 30
	2005	2004
Other accrued liabilities:
Marketing accruals	$23,384	$20,075
Payroll accruals	21,362	20,443
Royalty accruals	8,131	8,300
Warranty accruals	12,418	6,232
Other accruals	38,473	33,492

Total other accrued liabilities	$103,768	$88,542

Other accruals of $38.5 million and $33.5 million as of June 30, 2005 and 2004 includes accruals for various operating expense items that individually account for less than 5% of the total current liabilities.

	As of June 30
	2005	2004
Long term obligations:
Long term debt	$194,555	$23,553
Capital lease obligations	888	4,097
Deferred tax liability	14,012	7,964

Total long term obligations	$209,455	$35,614

NOTE 4—PRODUCT WARRANTIES

The warranty period for the bulk of Creative’s products typically ranges between 1 to 3 years. The product warranty accrual reflects management’s best estimate of probable liability under its product warranties. Management determines the warranty provision based on known product failures (if any), historical experience, and other currently available evidence.

Changes in the product warranty accrual for the fiscal year 2005 were as follows (in US$’000):

	As of June 30
	2005	2004
Balance at the beginning of the year	$6,232	$2,835
Accruals for warranties issued during the period	27,603	8,417
Adjustments related to pre-existing warranties (include changes in estimates)	(176)	(149)
Settlements made (in cash or in kind) during the period	(21,241)	(4,871)

Balance at the end of the year	$12,418	$6,232

NOTE 5—LEASES AND COMMITMENTS

Creative leases the use of land and certain of its facilities and equipment under non-cancelable operating lease arrangements. The land and facility leases expire at various dates through 2052 and provide for fixed rental rates during the terms of the leases.

Minimum future lease payments for non-cancelable leases as of June 30, 2005, are as follows (in US$’000):

Operating Leases
Fiscal years ended June 30,
2006	$8,648
2007	3,732
2008	1,653
2009	1,061
2010	848
Thereafter	11,882

Total minimum lease payment	$27,824

Rental expense under all operating leases was $13.4 million, $14.1 million and $12.2 million for fiscal years 2005, 2004 and 2003, respectively.

Future minimum lease obligations, which are secured by the underlying assets, as of June 30, 2005, under capital leases are as follows (in US$’000):

Capital Leases
Fiscal years ended June 30,
2006	$3,974
2007	949
2008	—
2009	—
2010	—
Thereafter	—

Total minimum lease commitments	$4,923
Less: Interest	(208)

Total capital lease obligations	$4,715

NOTE 6—COMPREHENSIVE INCOME

The components of total comprehensive income are as follows (in US$’000):

	Years ended June 30
	2005	2004	2003
Net income	$588	$134,247	$23,377
Movement in unrealized holding (losses) gains	(12,937)	139,410	(3,110)
Reclassification adjustments:
- Losses included in net income	(72,936)	(2,446)	(3,337)
	(85,873)	136,964	(6,447)

Total comprehensive (loss) income	$(85,285)	$271,211	$16,930

NOTE 7—SHARE REPURCHASES

Details of share repurchases by Creative since the commencement date of the program on November 6, 1998 are set out below:

	Number of Shares Repurchased	Average Price
	(in millions)	(US$)
Fiscal year 1999 to fiscal year 2003	26.3	$13
Fiscal year 2004	—	—
Fiscal year 2005	—	—

Total	26.3	$13

At the Annual General Meeting (“AGM”) held on October 29, 2004, the shareholders approved the share repurchase mandate allowing Creative to buy up to 10% of the issued share capital of Creative outstanding as of the date of the AGM. This amounts to approximately 8.2 million shares. This authority to repurchase these shares shall continue in force unless revoked or revised by the shareholders in a general meeting, or until the date that the next AGM of Creative is held or is required to be held, whichever is the earlier.

In accordance with Singapore statutes, such repurchases are recorded as a reduction in retained earnings.

NOTE 8—DIVIDENDS

At the Annual General Meeting held on October 29, 2004, Creative’s shareholders approved an ordinary dividend of $0.25 and a special dividend of $0.25 for each outstanding ordinary share of Creative for the fiscal year ending June 30, 2005. Dividends of $41.4 million were paid on December 3, 2004 to all shareholders of record as of November 19, 2004. Creative paid an ordinary dividend of $0.25 in fiscal years 2004 and 2003, amounting to $20.2 million and $19.8 million, respectively.

NOTE 9—EMPLOYEE SHARE PURCHASE AND STOCK OPTION PLANS

Creative Employee Share Purchase Plan

As approved by the shareholders in November 1999, Creative has adopted the 1999 Employee Share Purchase Plan that permits substantially all employees to purchase ordinary shares of Creative. Participating employees may purchase ordinary shares through regular payroll deductions accumulated during each offering period at a purchase price of 85% of the lower of the fair market value on the offering date or on the purchase date. Each offering period consists of four six months purchase periods, except for the first purchase period in the first offering period, which was four months. A total of 1.0 million ordinary shares were reserved for issuance under this plan. In addition, on each July 1, the aggregate number of ordinary shares reserved for issuance under the plan shall be increased automatically by 1% of the total number of outstanding ordinary shares of Creative on the immediately preceding June 30; provided that the aggregate shares reserved under this plan shall not exceed 5.0 million shares.

In fiscal years 2004 and 2003, 137,900 and 282,700 shares were issued at a weighted average exercise price of $5.71 and $5.24 per share under Creative’s Employee Share Purchase Plan respectively.

No shares were issued under Creative’s Employee Share Purchase Plan in fiscal year 2005.

Creative Employee Stock Option Plans

Creative Technology (1999) Share Option Scheme (“1999 Scheme”) was approved by the shareholders on December 30, 1998. The 1999 Scheme allows options to be granted to full-time employees as well as consultants and non-executive directors. The total number of shares that may be granted under the 1999 Scheme is 7.5 million, provided that such amount shall be automatically increased on the first day (July 1) of each of the five fiscal years ending June 30, 2001, 2002, 2003, 2004 and 2005 by four percent of the issued share capital of Creative as at the last day of the immediate preceding fiscal year. The Option Committee, made up of the Board of Directors, has the discretion to decide the vesting schedule in the letter of offer. If it is not specifically stated in the letter of offer, 1/4 of the total amount of shares underlying the grant vest on the first anniversary of the grant date and 1/48 of the total amount of the grant on the last day of each calendar month thereafter. The exercise price of options granted under the 1999 Scheme may be less than the fair market value of the shares as of the date of grant and the options expire after the tenth anniversary of the date of grant, except in the case of options granted to participants other than employees, whose options expire not later than the fifth anniversary of the date of grant.

Creative Employee Stock Option Plans

A summary of options granted to employees and non-employee directors under Creative’s stock option plans is presented below:

	Options Outstanding
	Number of Shares (‘000)	Weighted Average Exercise Price ($)
Balance as of June 30, 2002	11,879	6.56

Granted - at fair market value	380	6.99
Exercised	(566)	4.58
Canceled	(1,101)	7.44

Balance as of June 30, 2003	10,592	6.59

Granted - at fair market value	150	10.14
Exercised	(1,517)	5.64
Canceled	(304)	6.48

Balance as of June 30, 2004	8,921	6.82

Granted - at fair market value	0	0.00
Exercised	(2,224)	6.48
Canceled	(116)	6.83

Balance as of June 30, 2005	6,581	6.93

The total number of options exercisable at June 30, 2005, 2004 and 2003 were 6,027,000, 7,004,000 and 6,866,000, respectively.

Summary of outstanding options under Creative’s employee stock option plans

The following table summarizes option information for Creative’s employee stock option plans as at June 30, 2005.

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding (‘000)	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price ($)	Number Exercisable (‘000)	Weighted Average Exercise Price ($)
$1.00 to $2.99	265	5.91	2.85	253	2.85
$3.00 to $4.99	2,295	6.29	4.45	1,951	4.45
$5.00 to $7.99	753	6.15	6.47	662	6.49
$8.00 to $10.99	3,262	4.23	9.09	3,155	9.06
$11.00 to $18.99	6	4.66	18.40	6	18.40

	6,581	5.23	6.93	6,027	7.03

Creative Pro Forma Disclosures

The fair value of the purchase rights under the Creative employee share purchase plan and stock option plan is estimated at the date of the grant using the Black-Scholes model based on the following assumptions:

	Fiscal Year 2005	Fiscal Year 2004	Fiscal Year 2003
Volatility	—	35%	45%

Risk-free interest rates
Share purchase plan	—	2.78% to 3.26%	2.18% to 3.26%
Stock options	—	1.24% to 2.27%	1.27% to 3.01%

Dividend yield	—	2.0%	3.0%
Expected lives:
Share purchase plan	—	6 months	6 months
Stock options	—	0.01 years after vest date	0.01 years after vest date

	Years ended June 30
	2005	2004	2003
Weighted average fair value of stock options granted:
Stock options:
At market	$—	$2.06	$1.70
Below market	$—	$—	$—

The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

(In US$’000, except per share data)	Years ended June 30
	2005	2004	2003
Net income as reported	$588	$134,247	$23,377
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,087)	(2,949)	(7,309)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	1,504	2,256	3,703

Pro forma net income	$1,005	$133,554	$19,771

Earnings per share:
Basic - as reported	$0.01	$1.66	$0.30
Basic - pro forma	$0.01	$1.66	$0.25

Diluted - as reported	$0.01	$1.61	$0.29
Diluted - pro forma	$0.01	$1.60	$0.25

NOTE 10—INCOME TAXES

Creative was granted a Pioneer Certificate in 1990 under the Singapore Economic Expansion Incentives (Relief from Income Tax) Act, Cap. 86 for the design and manufacture of digital computer video, audio and multimedia products, including personal computers and related components, chipsets and software but not including interest income. The Pioneer Certificate exempted income derived from such activities (“Pioneer Income”) from tax in Singapore, subject to certain conditions. The Pioneer Certificate expired in March 2000.

Creative was granted a new Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the new Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining the new Pioneer Certificate, there was a tax write-back of $12.3 million in fiscal year 2004. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the new Pioneer Certificate until the second quarter of fiscal year 2004, based on the standard tax rates of 24.5% for fiscal year 2001 and 22% for fiscal years 2002 and 2003 and 20% for fiscal year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the new Pioneer Certificate.

The Singapore and other components of income (loss) before income taxes are as follows (in US$’000):

	Years ended June 30
	2005	2004	2003
Singapore	$18,211	$47,990	$36,199
Other countries	(16,717)	78,136	(10,181)

Income before income taxes and minority interest	$1,494	$126,126	$26,018

The provision for income taxes consists of (in US$’000):

	Years ended June 30
	2005	2004	2003
Singapore	$(1,896)	$(10,346)	$2,464
Other countries	2,865	1,807	256

Provision for income taxes	$969	$(8,539)	$2,720

Creative’s effective tax provision for fiscal years 2005, 2004 and 2003 reconciles to the amount computed by applying the Singapore statutory rate of 20.0% for 2005 and 2004 and 22.0% for 2003 to income before income taxes and minority interest, as follows (in US$’000):

	Years ended June 30
	2005	2004	2003
Income tax (benefit) at Singapore statutory rate	$299	$25,225	$5,724
Tax exempt income
Singapore	(2,971)	(9,050)	(11)
Others	(14,316)	(12,809)	—
Non-deductible expenses and write-offs	406	1,159	1,433
Change in valuation allowances	(81)	(1,697)	(6,106)
Rate differences and others	19,447	896	1,680
Tax refund receivable	(1,815)	(12,263)	—

Provision for income taxes	$969	$(8,539)	$2,720

Deferred tax assets at June 30, 2005 and 2004 consisted of the following (in US$’000):

	As of June 30
	2005	2004
Non-deductible reserves	$26,963	$22,106
Net operating loss carryforwards	57,433	60,288
Other	833	1,068

Total deferred tax assets	85,229	83,462

Valuation allowance for deferred tax assets	(85,229)	(83,462)

	$—	$—

Deferred tax liabilities at June 30, 2005 and 2004 consisted of the following (in US$’000):

	As of June 30
	2005	2004
Unremitted offshore interest income	$7,256	$7,135
Undistributed profit of certain foreign subsidiaries	6,144	—
Others	612	829

Total deferred tax liabilities	$14,012	$7,964

Creative had net operating loss carryforward of approximately $143.5 million and $151.9 million as at June 30, 2005 and June 30, 2004, expiring between 2008 to 2024. The utilization of the net operating losses by Creative is subject to certain conditions.

Valuation allowance is provided for Creative’s deferred tax assets as management believes substantial uncertainty exists regarding the realizability of these assets.

Creative has United States tax deductions not included in the net operating loss carryforward described above aggregating approximately $58.8 million and $53.6 million at June 30, 2005 and June 30, 2004, as a result of the exercise of employee stock options, the tax benefit of which has not been realized. The tax benefit of the deductions, when realized will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax provision.

NOTE 11—DEBT OBLIGATIONS

In November 2004, Creative signed a five-year $175.0 million syndicated term loan facility with a group of international banks. The proceeds from this facility were used primarily to fund the growth in working capital requirements arising from the growth in the company’s revenue. The facility is unsecured and bears interest at LIBOR plus a margin of 0.45% for the first three years and LIBOR plus a margin of 0.95% for the remaining two years. The loan facility contains certain financial covenants, including requirements for Creative to maintain certain ratios for its working capital, but does not restrict Creative’s ability to borrow nor distribute earnings. In the second quarter of fiscal year 2005, Creative drew down $100.0 million from this loan facility and the remaining balance of $75.0 million was drawn down in the third fiscal quarter.

On November 21, 2002, Creative Technology Centre Pte Ltd (“CTC”), a Singapore subsidiary of Creative, entered into a nine-year term loan facility for up to S$54.0 million ($32.0 million) with a bank. The loan is repayable in thirty-six quarterly installments of S$1.5 million ($0.9 million). The repayment commenced on March 31, 2003. The interest on the outstanding loan balance is based on bank’s floating rate plus margin 1.5%. The interest rate charged for fiscal year 2005 was at 3.51%. The loan is secured by a first mortgage on the building and by way of a fixed and floating charge over all assets of CTC. At June 30, 2005, S$39.0 million ($23.1 million) was outstanding.

The following table presents the payments due by period for the long term debt and capital lease obligations as of June 30, 2005:

	Payments Due by Period (US$’000)
Debt Obligations	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Long Term Debt	$198,111	$3,556	$7,111	$182,111	$5,333
Capital Lease Obligations	4,715	3,827	888	—	—

Total Debt Obligations	$202,826	$7,383	$7,999	$182,111	$5,333

Creative has various other credit facilities relating to overdrafts, letters of credit, bank guarantees and short term loans with several banks totaling approximately $113.9 million at June 30, 2005. Within these credit facilities, sub-limits have been set on how Creative may utilize the overall credit facilities. At June 30, 2005, $0.2 million in letters of credit and $1.8 million in bank guarantees were drawn under these facilities. Facilities under letters of credit, bank guarantees, overdraft and short-term loan bear interest at approximately the banks’ prime rates.

NOTE 12—INTELLECTUAL PROPERTY INDEMNIFICATION OBLIGATIONS

Creative indemnifies certain customers, distributors, suppliers, and subcontractors for attorneys’ fees and damages and costs awarded against these parties in certain circumstances in which its products are alleged to infringe third party intellectual property rights, including patents, trademarks, or copyrights. The terms of its indemnification obligations are generally perpetual from the effective date of the agreement. In certain cases, there are limits on and exceptions to its potential liability for indemnification relating to intellectual property infringement claims. Creative cannot estimate the amount of potential future payments, if any, that the company might be required to make as a result of these agreements. Creative does not expect there to be any consequent material adverse effect on its financial position or results of operations. However, there can be no assurances that Creative will not have any future financial exposure under those indemnification obligations.

NOTE 13—LEGAL PROCEEDINGS

During the course of its ordinary business operations, Creative and its subsidiaries are involved from time to time in a variety of intellectual property and other disputes, including claims against Creative alleging copyright infringement, patent infringement, contract claims, employment claims and business torts. Ongoing disputes exist with, among other entities, Compression Labs, Incorporated (a patent infringement action filed in the Eastern District of Texas, U.S., against Creative Labs, Inc. and 27 other defendants); Sviluppo del’elettronica S.I.S.V.E.L. S.P.A. and its wholly owned U.S. subsidiary, Audio MPEG, Inc. (legal proceedings in the Netherlands, Germany and the Eastern District of Virginia, U.S., each alleging that Creative’s MP3 technology violates patents managed S.I.S.V.E.L.); and representative purchasers of MP3 players (an action alleging false advertising and unfair competition in connection with reported storage capacity). Creative also from time to time receives licensing inquiries and/or threats of potential future patent claims from a variety of entities, including, Lucent Technologies, MPEG LA, Dyancore Holdings and Advanced Audio Devices.

Creative believes it has valid defenses to the various claims asserted against it, and intends to defend the actions vigorously. However, should any of these claimants prevail in their suits or claims, Creative does not expect there to be any consequent material adverse effect on its financial position or results of operations.

NOTE 14—INVESTMENTS IN ASSOCIATED COMPANY

In August 2003, SigmaTel, an equity-method investee of Creative, completed an initial public offering of its common stock in the United States. As a result of the initial public offering, Creative’s ownership percentage in SigmaTel was reduced. Even though Creative did not dispose of any of its shareholdings in the initial public offering, the dilution in Creative’s ownership percentage in SigmaTel was treated as a “deemed disposal” in accordance with US GAAP. In accordance with Staff Accounting Bulletin Topic 5H, “Accounting for Sales of Stock by a Subsidiary,” Creative recorded a non-cash gain of $23.1 million from this transaction, which represents the net increase in Creative’s share of the net assets of SigmaTel as a result of the initial public offering.

In February 2004, Creative disposed of 1.9 million shares of SigmaTel common stock in a follow-on public offering. Net proceeds from the disposal of these shares was $45.4 million and the net investment gain recognized in Creative’s results of operations in the quarter ended March 31, 2004 was $38.1 million. As a result of the disposal, Creative’s shareholdings in SigmaTel was reduced to below 20%, and as such, SigmaTel was no longer considered an equity-method investee company. The investment in SigmaTel was reclassified as available for sale investments in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities,” and carried at fair value with unrealized gains and losses recorded as a separate component of shareholders’ equity.

NOTE 15—INVESTMENTS

Net investment gain of $74.4 million in fiscal year 2005 comprised a $86.0 million net gain from sales of investments offset by $11.6 million in write-downs of investments. Net investment gain of $72.6 million in fiscal year 2004 comprised a $52.9 million gain from sales of investments which include a $38.1 million gain from the sale of an interest in SigmaTel; and a $23.1 million non-cash gain on a “deemed disposal” of interests in SigmaTel, offset by $3.4 million in write-downs of unquoted investments.

NOTE 16—RELATED PARTY TRANSACTIONS

In fiscal year 2005, Creative procured advertisement production services from a company in which a director, Sim Wong Hoo, is deemed to have a substantial interest. The services provided to Creative for the year amounted to $175,000 and were negotiated under normal commercial terms.

A company controlled by a director, Ng Kai Wa, has an existing rental agreement with a subsidiary of Creative. The agreement was entered into in January 2003, which was prior to Ng Kai Wa’s appointment as a director of Creative in June 2005. The rental received by Creative was $189,000 in fiscal year 2005.

NOTE 17—SEGMENT REPORTING

Creative operates primarily in one industry segment and provides advanced multimedia solutions for personal computers and personal digital entertainment products. Creative has manufacturing plants and distribution centers in Malaysia and China, with the European distribution center located in Dublin, Ireland and the Americas distribution center located in Milpitas, California. Creative focuses its worldwide sales and marketing efforts predominantly through sales offices in North America, Europe and the Asia Pacific region.

The following is a summary of net sales by product category (in US$’000):

	Years ended June 30
	2005	2004	2003
External net sales:
Personal Digital Entertainment	$768,649	$268,133	$124,746
Audio	166,325	202,490	234,734
Speakers	175,729	183,913	158,343
All Other Products	113,708	160,317	183,946

Consolidated	$1,224,411	$814,853	$701,769

The following is a summary of operations by geographical regions (in US$’000):

	Years ended June 30
	2005	2004	2003
External net sales:
Asia Pacific	$233,152	$125,909	$95,711
The Americas	522,489	378,653	343,946
Europe	468,770	310,291	262,112

Consolidated	$1,224,411	$814,853	$701,769

	Years ended June 30
	2005	2004	2003
Operating income (loss):
Asia Pacific	$(77,026)	$33,106	$25,353
The Americas	2,397	(171)	(10,744)
Europe	6,081	11,313	12,594

Consolidated	$(68,548)	$44,248	$27,203

	As of June 30
	2005	2004
Identifiable assets:
Asia Pacific	$748,601	$742,139
The Americas	201,569	123,628
Europe	127,304	75,081

Consolidated	$1,077,474	$940,848

Long-lived assets are based on the physical location of the assets at the end of each of the fiscal years. Goodwill of $29.4 million and $92.0 million as of June 30, 2005 and 2004 was allocated to Asia Pacific region. Geographic revenue information for the three years ended June 30, 2005 is based on the location of the selling entity.

	As of June 30
(In US$’000)	2005	2004
Identifiable assets:
Singapore	$460,791	$347,549
United States of America	201,569	123,628
Ireland	122,888	67,947
Rest of the World	292,226	401,724

Consolidated	$1,077,474	$940,848

	Years ended June 30
(In US$’000)	2005	2004	2003
Revenue by geographic region:
Singapore	$114,860	$66,446	$58,418
United States of America	522,489	378,653	343,946
Ireland	468,770	310,291	260,964
Rest of the World	118,292	59,463	38,441

Consolidated	$1,224,411	$814,853	$701,769

Major customers: In fiscal years 2005, 2004 and 2003, no customer accounted for more than 10% of net revenues. As of June 30, 2005, 2004 and 2003, two customers accounted for more than 10% of net accounts receivable.

STOCK MARKET INFORMATION

Creative’s ordinary shares have been traded on the NASDAQ National Market (“NASDAQ”) since August 3, 1992, under the symbol “CREAF.” Creative’s ordinary shares have been traded on the Singapore Exchange (“SGX-ST”) since June 15, 1994. In January 2003, Creative announced that it intends to move to a single primary stock exchange listing on the SGX-ST. Consequently, Creative intends to delist its ordinary shares from NASDAQ and will initiate steps that can facilitate the elimination of its U.S. public reporting obligations. On June 1, 2003, a flow back restriction was commenced. The flow back restriction stops the electronic transfer of Creative’s ordinary shares from the register of The Central Depository (Pte) Limited in Singapore to accounts with brokers located in the United States. The delisting of Creative ordinary shares from NASDAQ would not affect the status of Creative’s shares on the SGX-ST. In October 2004, Creative announced that it has suspended its plan to delist from NASDAQ. Creative will keep shareholders informed in the event that the company decides to resume such plans.

The following table presents, for the registered shares on the NASDAQ and SGX-ST: (i) the annual high and low market prices for the five most recent full fiscal years; (ii) the high and low market prices for each full fiscal quarter for the two most recent full fiscal years; and (iii) the high and low market prices for each month for the most recent six months. These prices do not include retail markups, markdowns, or commissions.

	NASDAQ (Price in US$/ Share)		SGX-ST (Price in Singapore $/ Share)
	High	Low	High	Low
Annual High and Low
Fiscal 2001	23.81	8.10	41.00	14.90
Fiscal 2002	15.05	4.20	27.90	8.15
Fiscal 2003	10.50	5.65	18.90	10.10
Fiscal 2004	12.59	7.73	20.40	13.80
Fiscal 2005	16.89	6.46	27.20	11.00

Quarterly High and Low
Fiscal 2004:
First Quarter	11.08	7.73	19.00	13.80
Second Quarter	11.29	9.97	19.30	17.00
Third Quarter	12.59	10.11	20.40	17.10
Fourth Quarter	11.34	9.35	18.90	16.10

Fiscal 2005:
First Quarter	11.50	9.50	19.00	16.80
Second Quarter	15.66	11.05	24.40	18.30
Third Quarter	16.89	9.40	27.20	15.90
Fourth Quarter	10.26	6.46	17.00	11.00

Monthly High and Low:
March 2005	11.78	9.40	19.20	15.90
April 2005	10.26	8.23	17.00	14.00
May 2005	8.87	7.89	14.30	13.20
June 2005	7.84	6.46	13.30	11.00
July 2005	7.90	6.38	13.70	11.00
August 2005	8.22	7.03	13.30	11.80

As of August 19, 2005, there were approximately 14,963 shareholders of record of the ordinary shares, of which approximately 265 were registered in the US, and approximately 14,698 in Singapore. Because many of the US shares are held by brokers and other institutions on behalf of shareholders, Creative is unable to estimate the total number of shareholders represented by these US record holders.

On August 19, 2005, the closing price of Creative’s ordinary shares on the NASDAQ National Market was $7.80 and on the SGX-ST was S$12.90.

THE CREATIVE NETWORK

Worldwide Corporate Headquarters
Creative Technology Ltd.
31 International Business Park,
Creative Resource,
Singapore 609921
Tel: +65-6895 4000 Fax: +65-6895 4999
Website: www.creative.com

US Headquarters
Creative Labs, Inc.
1901 McCarthy Boulevard,
Milpitas, CA 95035
Tel: +1-408-428 6600 Fax: +1-408-428 6611
Website: www.us.creative.com

European Headquarters
Creative Labs (Ireland) Ltd
Ballycoolin Business Park
Blanchardstown, Dublin 15, Ireland
Tel: +353-1-820 6444 Fax: +353-1-820 9557
Website: www.europe.creative.com

INSIDE USA

Operations Center
5555 Auto Mall Parkway,
Fremont, CA94538
Tel: +1-510-492 5000

Creative Labs Customer Response Center
1523 Cimarron Plaza,
Stillwater, Oklahoma 74075
Tel: +1-405-742 6600 Fax: +1-405-742 6644

Cambridge SoundWorks, Inc.
100 Brickstone Square, 5th Floor
Andover, MA 01810
Tel: +1-978-623 4400 Fax: +1-978-475 7265
Website: www.cambridgesoundworks.com

Broadxent, Inc.
188 Topaz Street, Milpitas, CA 95035
Tel: +1-408-719 5100 Fax: +1-408-262 1390
Website: www.broadxent.com

E-mu Systems, Inc.
1500 Green Hills Road,
Scotts Valley, CA 95067
Tel: +1-831-438 1921 Fax: +1-831-438 8612
Website: www.emu.com

Creative Advanced Technology Center
1500 Green Hills Road, Suite 101
Scotts Valley, CA 95067
Tel: +1-831-440 2800 Fax: +1-831-438 8509

3Dlabs (Alabama) Inc.
9668 Madison Boulevard,
Madison, AL 35758
Tel: +1-256-319 1100 Fax:+1-256-319 1114
Website: www.3dlabs.com.

INSIDE ASIA

Singapore
Broadxent Pte Ltd
31 International Business Park,
Creative Resource,
Singapore 60991
Tel: +65-6890 5200 Fax: +65-6890 5269

China
Creative Technology (China) Co. Ltd
No. 16 Lane 647, Songtao Road, Pudong
New District, Shanghai,
People’s Republic of China 201203
Tel: +86-21-5027 0400 Fax: +86-21-5027 0401

Creative Future Computer Co. Ltd
15 WanQuanZhuang Road,
HaiDian District
Beijing, P.R.China 100089
Tel : +86-10-8255-1800 Fax: +86-10-8255-1108

Creative Technology (Qingdao) Co., Ltd
Huashan Township, Jimo City,
Qingdao, Shandong 266216
People’s Republic of China
Tel : +86-532-456-0336 Fax: +86-532-456-0338

Hong Kong
Creative Labs (HK) Limited
Units 2807-12 28/F, Tower 1, Metroplaza
223, Hing Fong Road
Kwai Fong, N.T., Hong Kong
Tel: +852-2331 2930 Fax: +852-2331 2151

Japan
Creative Media K.K.
Kanda Eight Bldg.,
3F, 4-6-7 Soto-Kanda, Chiyoda-ku,
Tokyo 101-0021, Japan
Tel: +81-3-3256 5577 Fax: +81-3-3256 5221

Malaysia
Cubic Electronics Sdn Bhd
No.1, Jalan T.U.43,
Taman Tasik Utama, Air Keroh,
75450 Melaka, Malaysia
Tel: +60-6-251 2888 Fax: +60-6-251 2999

Creative Labs Sdn Bhd
Unit 11.06 Level 11 AMODA
22 Jalan Imbi
55100 Kuala Lumpur, Malaysia

Taiwan
Creative Labs Taiwan Co., Ltd
2F, No. 5, Lane 345, YangGuang Street,
Neihu District, Taipei, Taiwan, R.O.C.
Zip Code: 114
Tel: +886-2-8797 2928 Fax: +886-2-8797 2488

Australia/New Zealand
Creative Labs Pty Ltd
Shop 3 – 5, 524 Parramatta Road
Petersham. NSW 2049
Australia
Tel: +61-2-9021 9800 Fax: +61-2-9021 9899

United Arab Emirates
Creative Labs (M.E.) FZE
P.O. Box 17506
Jebel Ali, Dubai
United Arab Emirates
Tel: +97-14-887 3795 Fax: +97-14-887 3796

INSIDE EUROPE

Benelux
Creative Labs NV
Royal House, Coremansstraat 34 bus 2
B-2600 Berchem, Belgium
Tel: +32-3-2878777 Fax: +32-3-2308550

Denmark
Creative Labs A/S
Gydevang 39-41
DK-3450, Allerød, Denmark
Tel: +45-48-244 322 Fax: +45-48-244 323

France
Creative Labs, SA
47/53 rue Raspail
92594 Levallois Perret Cedex, France
Tel: +33-1-55 21 33 50 Fax: +33-1-55 21 33 51

Germany
Creative Labs, GmbH
Feringastrasse 4
85774 Unterföhring, Germany
Tel: +49-89-992 8710 Fax: +49-89-9928 7122

Italy
Creative Labs Srl
Strada 4 ED A/2
20090 Assago Milanofiori, (MI), Italy
Tel: +39-02-822 8161 Fax: +39-02-5750 0768

Poland
Creative Labs Sp. z o.o
02-708 Warsaw
ul. Bzowa 21, Poland
Tel: +48-22-853 02 65 Fax: +48-22-843 2283

Portugal
Creative Labs Lda.
Edificio Monsanto
Rua Alto do Montijo, Lt. 1 / 2
2794-088 Carnaxide, Portugal
Tel: +351 214 169 010 Fax: +351 214 169 011

Spain
Creative Labs, S.L.
Constitución 1, 4º - 3º
Edificio Diagonal 2
08960 Sant Just Desvern, Barcelona, Spain
Tel: +34-93-470 3150 Fax: +34-93-499 0811

Sweden
Creative Technologies Scandinavia AB
Spånga Center, Stormbyvägen 2-4,
163 29 Spånga, Sweden
Tel: +46-8-564 72020 Fax: +46-8-795 7835

United Kingdom
Creative Labs (UK) Ltd
Unit 3, The Pavilions
Ruscombe Business Park
Ruscombe, Berkshire, RG10 9NN,
United Kingdom
Tel: +44-118-9344 322 Fax: +44-118-9320 271

3Dlabs Ltd
Meadlake Place
Thorpe Lea Road
Egham, Surrey, TW20 8HE, United Kingdom
Tel: +44-178-4470 555 Fax: +44-178-4470 699

CORPORATE DIRECTORY

BOARD OF DIRECTORS

Sim Wong Hoo,	Chairman
Tan Lip-Bu,	Director
Tang Chun Choy,	Director
Lee Kheng Nam,	Director
Ng Kai Wa,	Director

CORPORATE HEADQUARTERS

31 International Business Park
Creative Resource
Singapore 609921
Tel: 65-6895-4000

US HEADQUARTERS

1901 McCarthy Boulevard
Milpitas CA 95035 USA
Tel: 1-408-428-6600

EUROPE HEADQUARTERS

Ballycoolin Business Park
Blanchardstown
Dublin 15, Republic of Ireland
Tel: 353-1-820-6444

CORPORATE COUNSEL

Arfat Selvam Alliance LLC
16 Collyer Quay
# 11-02 Hitachi Tower
Singapore 049318
&
Orrick Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025-1015
USA

COMPANY SECRETARY

Ng Keh Long
31 International Business Park
Creative Resource
Singapore 609921

REGISTRAR / TRANSFER AGENT

Lim Associates Pte Ltd
10 Collyer Quay
# 19-08 Ocean Building
Singapore 049315
&
Mellon Investor Services
525 Market Street
Suite 3500
San Francisco CA 94105 USA

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers
8 Cross Street # 17-00
PWC Building
Singapore 048424

CREATIVE TECHNOLOGY LTD.

(Incorporated in Singapore)

AND SUBSIDIARY COMPANIES

SUPPLEMENTARY INFORMATION TO ANNUAL REPORT 2005

For the financial year ended 30 June 2005

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2005

The directors present their report to the members together with the audited financial statements of the Group for the financial year ended 30 June 2005 and the balance sheet of the Company at 30 June 2005. The audited financial statements of the Group are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The statutory financial statements of the Group and the balance sheet of the Company are presented in United States of America dollar (“US$”) as the principal currency in which the Company and its subsidiaries conduct their business is the US$.

1.	DIRECTORS

The directors of the Company at the date of this report are:

Sim Wong Hoo

Tan Lip-Bu

Tang Chun Choy

Lee Kheng Nam

Ng Kai Wa (Appointed on 28 June 2005)

2.	ARRANGEMENTS TO ENABLE DIRECTORS TO ACQUIRE SHARES AND DEBENTURES

Neither at the end of nor at any time during the financial year was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate, other than as disclosed under “Employee Share Purchase and Stock Option Plans” on pages 2 to 3.

3.	DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES

(a)	According to the register of directors’ shareholdings, the interests of the directors holding office at the end of the financial year in the share capital of the Company and related corporations were as follows:

	Holdings registered in the name of the director		Holdings in which the director is deemed to have an interest
Name of director	At 1.7.2004 or date of appointment	At 30.6.2005	At 1.7.2004 or date of appointment	At 30.6.2005
Creative Technology Ltd.
(Ordinary shares of S$0.25 each)

Sim Wong Hoo	25,984,602	25,984,602	—	—
Tan Lip-Bu	5,000	85,000	—	—
Tang Chun Choy	20,000	20,000	—	—
Lee Kheng Nam	2,050	—	10,000	10,000
Ng Kai Wa	2,000,000	2,000,000	362,005	362,005

1

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2005

3.	DIRECTORS’ INTERESTS IN SHARES AND DEBENTURES (continued)

In addition, by virtue of his interest of not less than 20% in the issued share capital of Creative Technology Ltd., Sim Wong Hoo is also deemed under the Companies Act to have interests in all of the Company’s subsidiaries.

(b)	According to the register of directors’ shareholdings, certain of the directors holding office at 30 June 2005 had interests in the options to subscribe for ordinary shares of the Company granted pursuant to the Creative Technology (1999) Share Option Scheme (“1999 Scheme”):

	Holdings registered in the name of the director
Name of director	At 1.7.2004	At 30.6.2005
Creative Technology Ltd.
Tan Lip-Bu	80,000	—
Tang Chun Choy	80,000	—
Lee Kheng Nam	80,000	—

None of the directors of the Company at the end of the financial year had any interest in the debentures of the Company or any related corporations.

4.	DIRECTORS’ CONTRACTUAL BENEFITS

Since the end of the previous financial year, no director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except as disclosed in this report and the financial statements.

5.	EMPLOYEE SHARE PURCHASE AND STOCK OPTION PLANS

Employee Share Purchase Plan

As approved by the shareholders in November 1999, the Company has adopted the 1999 Employee Share Purchase Plan that permits substantially all employees to purchase ordinary shares of the Company. Participating employees may purchase ordinary shares through regular payroll deductions accumulated during each offering period at a purchase price of 85% of the lower of the fair market value on the offering date or on the purchase date. Each offering period consists of four six months purchase periods, except for the first purchase period in the first offering period, which was four months. A total of 1.0 million ordinary shares were reserved for issuance under this plan. In addition, on each 1 July, the aggregate number of ordinary shares reserved for issuance under the plan shall be increased automatically by 1% of the total number of outstanding ordinary shares of the Company on the immediately preceding 30 June; provided that the aggregate shares reserved under this plan shall not exceed 5.0 million shares.

2

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2005

5.	EMPLOYEE SHARE PURCHASE AND STOCK OPTION PLANS (continued)

Employee Share Purchase Plan (continued)

In financial year 2004, 137,900 shares were issued at a weighted average exercise price of US$5.71 per share under the Company’s Employee Share Purchase Plan.

No shares were issued under the Company’s Employee Share Purchase Plan in financial year 2005.

Employee Stock Option Plans

Creative Technology (1999) Share Option Scheme (“1999 Scheme”) was approved by the shareholders on 30 December 1998. The 1999 Scheme allows options to be granted to full-time employees as well as consultants and non-executive directors. The total number of shares that may be granted as options is 7.5 million provided that such amount shall be automatically increased on the first day (1 July) of each of the five financial years ending 30 June, 2001, 2002, 2003, 2004 and 2005 by four percent of the issued share capital of the Company as at the last day of the immediate preceding financial year. The Option Committee, made up of the Board of Directors has the discretion to decide the vesting schedule in the letter of offer. If it is not specifically stated in the letter of offer, 1/4 of the total amount of the grant vest on the first anniversary of the grant date and 1/48 of the total amount of the grant on the last day of each calendar month thereafter. The exercise price of options granted under the 1999 Scheme may be less than the fair market value of the shares as of the date of grant and the options expire after the tenth anniversary of the date of grant, except in the case of options granted to participants other than employees, options expire not later than the fifth anniversary of the date of grant.

In financial year 2004, the Company granted 0.15 million options at fair market value under the 1999 Scheme at a weighted average exercise price of US$10.14.

No options were granted under the 1999 Scheme in financial year 2005.

A summary of options granted to employees and non-employee directors under the Company’s stock option plans is presented below:

	Options Outstanding
	Number of Shares (‘000)	Weighted Average Exercise Price (US$)	Weighted Average Remaining Contractual Life (years)
Balance at 1 July 2004	8,921	6.82	6.12
Exercised	(2,224)	6.48
Cancelled	(116)	6.83

Balance at 30 June 2005	6,581	6.93	5.23

The total number of options exercisable at 30 June 2005 and 2004 under the 1999 Scheme were 6,027,000 and 7,004,000, respectively.

3

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

DIRECTORS’ REPORT

For the financial year ended 30 June 2005

6.	AUDIT COMMITTEE

The Audit Committee of the Board of Directors was formed in 1992. The members of the Committee, all of whom are non-executive directors, are as follows:

Lee Kheng Nam (Chairman)

Tang Chun Choy

Ng Kai Wa (Appointed on 28 June 2005)

In performing its functions, the Committee reviewed the audit plan and the overall scope of work of the external auditors. It met with the auditors to discuss the results of their examination and their evaluation of the system of internal accounting controls of the Company and its subsidiaries.

The Committee also reviewed the Balance Sheet of the Company and the consolidated financial statements of the Group as well as the auditors’ report thereon and recommended to the Board of Directors the nomination of PricewaterhouseCoopers as auditors of the Company at the forthcoming annual general meeting.

7.	AUDITORS

The auditors, PricewaterhouseCoopers have expressed their willingness to accept re–appointment.

On behalf of the directors

Sim Wong Hoo	Lee Kheng Nam
Director	Director

Singapore, 26 September 2005

4

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

STATEMENT BY DIRECTORS

In the opinion of the directors,

(i)	the balance sheet of the company together with notes are drawn up so as to give a true and fair view of the state of affairs of the Company at 30 June 2005.

(ii)	the consolidated balance sheet, consolidated statements of operations, of cash flows, and of shareholders’ equity together with the notes are drawn up so as to give a true and fair view of the state of affairs of the Group at 30 June 2005, and of the results of the business, cash flows and changes in equity of the Group for the financial year then ended; and

(iii)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the directors

Sim Wong Hoo	Lee Kheng Nam
Director	Director

Singapore, 26 September 2005

5

CREATIVE TECHNOLOGY LTD.

AND SUBSIDIARY COMPANIES

AUDITORS’ REPORT

For the financial year ended 30 June 2005

AUDITORS’ REPORT TO THE MEMBERS OF CREATIVE TECHNOLOGY LTD.

(In compliance with the requirements of the Singapore Companies Act)

We have audited the consolidated financial statements of Creative Technology Ltd. (the “Company”) and its subsidiary companies (the “Group”) as at 30 June 2005, and for the year ended 30 June 2005, set out on pages 21 to 42 of the Annual Report, in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). The consolidated financial statements of the Group are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These financial statements are the responsibility of the directors. Our responsibility is to express an opinion on these financial statements based on our audit. We reported separately on these financial statements of the Group on 26 September 2005 and our report is included thereon.

Our audit of the consolidated financial statements referred to above includes an audit of the accompanying balance sheet of the Company, which should be read in conjunction with the consolidated financial statements. The balance sheet of the Company as at 30 June 2005 and notes therein as set out on page 7 to 14 are presented as required by the Singapore Companies Act, Cap. 50 (the “Act”).

In our opinion,

(a)	the consolidated financial statements of the Group and the accompanying balance sheet of the Company are properly drawn up in accordance with the provisions of the Act and US GAAP, so as to give a true and fair view of the state of affairs of the Group and of the Company as at 30 June 2005, and the results, cash flows and changes in equity of the Group for the financial year ended on that date; and

(b)	the accounting and other records required by the Act to be kept by the Company and by those subsidiaries incorporated in Singapore of which we are the auditors have been properly kept in accordance with the provisions of the Act.

PricewaterhouseCoopers

Certified Public Accountants

Singapore, 26 September 2005

6

CREATIVE TECHNOLOGY LTD.

BALANCE SHEET

As at 30 June 2005

	Note	2005	2004
		US$’000	US$’000
ASSETS
Current assets
Cash and cash equivalents	3	128,767	153,754
Accounts receivable	4	15,124	4,513
Inventories	5	224,031	97,978
Other assets and prepaids	6	25,372	17,665

Total current assets		393,294	273,910

Property, plant and equipment	7	5,159	6,796
Other non-current assets	8	7,294	6,742
Interest in subsidiaries	9	620,872	540,871

Total assets		1,026,619	828,319

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable		111,880	62,556
Accrued liabilities	10	42,914	32,514
Income taxes payable	11	1,452	8,041
Current portion of long-term obligations	12	50	50

Total current liabilities		156,296	103,161

Amount due to subsidiaries	9	100,710	22,369
Long-term obligations	12	175,081	93
Deferred taxation	11	13,400	7,200

Total liabilities		445,487	132,823

Shareholders’ equity
Share capital	13	8,286	7,952
Additional paid-in capital	14	310,150	294,207
Revaluation reserve	15	65,280	151,153
Retained earnings		197,416	242,184

Total shareholders’ equity		581,132	695,496

Total liabilities and shareholders’ equity		1,026,619	828,319

The accompanying notes form an integral part of this balance sheet

Auditors’ Report – Page 6

7

CREATIVE TECHNOLOGY LTD.

NOTES TO THE BALANCE SHEET

For the financial year ended 30 June 2005

These notes form an integral part of and should be read in conjunction with the accompanying balance sheet.

1.	GENERAL

The Company is domiciled and incorporated in Singapore and is listed on both the Singapore Exchange and NASDAQ National Market. The address of its registered office is :

31 International Business Park

Creative Resource

Singapore 609921

The principal activities of the Company consists of the design, manufacture and distribution of digitised sound and video boards, computers and related multimedia and personal digital entertainment products.

The Company is required to prepare balance sheet of the Company in accordance with the provisions of the Singapore Companies Act, Cap.50 (the “Act”) for filing with the Accounting and Corporate Regulatory Authority (“ACRA”).

With effect from financial year commencing 1 January 2003, under the Companies (Accounting Standards for Listed Companies) Order 2003 of the Singapore Companies (Amendment) Act, where a Singapore Exchange (“SGX”) listed company is also listed on a foreign exchange which requires the company to comply with accounting standards other than Financial Reporting Standards, the company shall apply these alternative accounting standards if they are approved accounting standards by SGX and the company has notified the Registrar its intention. As the accounting principles generally accepted in the United States (“US GAAP”) is an approved accounting standards and the Company has notified the Registrar of its intention, the Company balance sheet has been prepared in accordance with US GAAP.

The balance sheet of the Company should be read in conjunction with the consolidated financial statements, its basis of preparation and significant accounting policies. The consolidated financial statements are prepared in accordance with US GAAP and is included in the annual report of the Company.

The financial statements are expressed in United States Dollar (“US$”) as the principal currency in which the Company conducts its business is the US$.

8

CREATIVE TECHNOLOGY LTD.

NOTES TO THE BALANCE SHEET

For the financial year ended 30 June 2005

2.	SIGNIFICANT ACCOUNTING POLICY

Subsidiaries

For the purpose of presenting the standalone Company balance sheet in accordance with US GAAP, the Company equity accounted for its share of the net asset values of the respective subsidiary and associated companies.

3.	CASH AND CASH EQUIVALENTS

	2005	2004
	US$’000	US$’000
Cash and bank balances	11,454	28,936
Fixed rate deposits	117,313	124,818

	128,767	153,754

4.	ACCOUNTS RECEIVABLE

	2005	2004
	US$’000	US$’000
Accounts receivable (trade)	19,248	8,576
Less: Provision for doubtful trade debts and sales return	(4,124)	(4,063)

	15,124	4,513

5.	INVENTORIES

	2005	2004
	US$’000	US$’000
Raw materials	144,691	65,208
Work-in-progress	15,451	13,452
Finished products	63,889	19,318

	224,031	97,978

6.	OTHER ASSETS AND PREPAIDS

	2005	2004
	US$’000	US$’000
Prepaid royalties	251	177
Prepaid sales taxes	6,554	3,006
Tax recoverable	14,263	13,965
Prepaid expenses, other receivables and deposits	4,304	517

	25,372	17,665

9

CREATIVE TECHNOLOGY LTD.

NOTES TO THE BALANCE SHEET

For the financial year ended 30 June 2005

7.	PROPERTY, PLANT AND EQUIPMENT

	Machinery and equipment	Furniture, fixtures and office equipment	Leasehold improvements	Total
	US$’000	US$’000	US$’000	US$’000
Cost
- At 1 July 2004	19,958	24,246	4,342	48,546
Additions, at cost	778	3,884	152	4,814
Disposals/write off, at cost	(453)	(1,849)	—	(2,302)

- At 30 June 2005	20,283	26,281	4,494	51,058

Accumulated depreciation
- At 1 July 2004	(15,838)	(21,720)	(4,192)	(41,750)
Depreciation charges	(3,363)	(2,997)	(87)	(6,447)
Disposals/write off, at cost	452	1,846	—	2,298

- At 30 June 2005	(18,749)	(22,871)	(4,279)	(45,899)

Net Book Value
- At 30 June 2005	1,534	3,410	215	5,159

- At 30 June 2004	4,120	2,526	150	6,796

Included in the above are fixed assets of the Company acquired under capital leases with net book value of US$109,000 (2004: US$128,000) [see Note 12].

8.	OTHER NON-CURRENT ASSETS

	2005	2004
	US$’000	US$’000
Intangible assets	16,633	16,633
Accumulated amortisation	(13,626)	(11,688)

Intangible assets, net	3,007	4,945
Other non-current assets	4,287	1,797

	7,294	6,742

9.	NET INTEREST IN SUBSIDIARIES

	2005	2004
	US$’000	US$’000
Unquoted equity shares, at cost	247,322	236,790
Less: Share of losses of subsidiaries	(298,209)	(272,321)
Add: Revaluation reserve (Note 15)	65,280	151,153

	14,393	115,622
Amount due from subsidiaries
- trade	298,670	137,307
- non-trade	307,809	287,942

	620,872	540,871

Amount due to subsidiaries
- trade	(24,448)	(15,126)
- non-trade	(76,262)	(7,243)

	(100,710)	(22,369)

	520,162	518,502

The amounts due from and due to subsidiaries (non-trade) are interest free, unsecured and are not expected to be repaid within the 12 months after the balance sheet date.

10

CREATIVE TECHNOLOGY LTD.

NOTES TO THE BALANCE SHEET

For the financial year ended 30 June 2005

10.	ACCRUED LIABILITIES

	2005	2004
	US$’000	US$’000
Marketing accruals	1,381	1,165
Payroll accruals	9,142	8,022
Royalty accruals	1,624	2,540
Products warranty accruals	11,410	5,189
Other accruals	19,357	15,598

	42,914	32,514

11.	INCOME TAXES

(a)	The Company was granted a Pioneer Certificate in 1990 under the Singapore Economic Expansion Incentives (Relief from Income Tax) Act, Cap. 86 for the design and manufacture of digital computer video, audio and multimedia products, including personal computers and related components, chipsets and software but not including interest income. The Pioneer Certificate exempted income derived from such activities (“Pioneer Income”) from tax in Singapore, subject to certain conditions. The Pioneer Certificate expired in March 2000.

The Company was granted a new Pioneer Certificate under the International Headquarters Award that will expire in March 2010. Under the new Pioneer Certificate, profits arising from qualifying activities will be exempted from income tax in Singapore, subject to certain conditions. As a result of obtaining the new Pioneer Certificate, there was a tax write-back of US$12.3 million in the financial year 2004. The reversal was related to corporate taxes provided for in full for profits arising from qualifying activities from the commencement date of the new Pioneer Certificate until the second quarter of financial year 2004, based on the standard tax rates of 24.5% for financial year 2001 and 22% for financial year 2002 and 22% for financial year 2003 and 20% for financial year 2004. These standard corporate income tax rates continue to be applicable to profits arising from activities excluded from the new Pioneer Certificate. The estimated tax recoverable has been recorded on the balance sheet as disclosed in Note 6.

(b)	Movements in provision for current tax

	2005	2004
	US$’000	US$’000
Balance at the beginning of the year	8,041	14,042
Income tax paid	(246)	(6,401)
Write back during the year	(7,463)	—
Current year’s tax expense on profit	1,120	400

Balance at the end of the year	1,452	8,041

11

CREATIVE TECHNOLOGY LTD.

NOTES TO THE BALANCE SHEET

For the financial year ended 30 June 2005

11.	INCOME TAXES (continued)

(c)	Movements in provision for deferred tax

	2005	2004
	US$’000	US$’000
Balance at the beginning of the year	7,200	1,600
Current deferred tax provision	6,200	5,600

Balance at the end of the year	13,400	7,200

	2005	2004
	US$’000	US$’000
The deferred tax arose as a result of:
Unremitted offshore interest income	7,256	7,135
Undistributed profit of certain foreign subsidiaries and others	6,144	65

	13,400	7,200

12.	LONG-TERM OBLIGATIONS

		2005	2004
		US$’000	US$’000
(a)	Capital leases and hire purchase contracts
	Minimum lease obligations:
	Within 1 year	57	68
	Within 2 to 5 years	96	114

		153	182
	Less: amounts representing interest	(22)	(39)

	Total capital lease obligations	131	143

	Representing lease liabilities:
	Current	50	50
	Non-current	81	93

		131	143

The liability is secured on the property, plant and equipment acquired under capital lease contracts (see Note 7).

(b)	Bank Loan

In November 2004, the Company signed a five-year US$175.0 million syndicated term loan facility with a group of international banks. The proceeds from this facility were used primarily to fund the growth in working capital requirements arising from the growth in the company’s revenue. The facility is unsecured and bears interest at LIBOR plus a margin of 0.45% for the first three years and LIBOR plus a margin of 0.95% for the remaining two years. The loan facility contains certain financial covenants, including requirements for the Company to maintain certain ratios for its working capital, but does not restrict the Company’s ability to borrow nor distribute earnings. At the end of the financial year 2005, this loan facility was fully drawn down.

12

CREATIVE TECHNOLOGY LTD.

NOTES TO THE BALANCE SHEET

For the financial year ended 30 June 2005

13.	SHARE CAPITAL

(a)	Authorised ordinary share capital

The total authorised number of ordinary shares is 200 million shares (2003: 200 million shares) with a par value of S$0.25 per share (2004: S$0.25 per share).

(b)	Issued ordinary share capital

	2005	2004
	US$’000	US$’000
83,593,414 (2004: 81,369,048) ordinary shares of S$0.25 each	8,286	7,952

The Company issued shares during the financial year as follows:

2,224,000 ordinary shares of S$0.25 each were issued at a weighted average exercise price of approximately US$6.48 per share for cash, upon the exercise of options granted under the Company’s share option plans.

The newly issued shares rank pari passu in all respects with the previously issued shares.

Set below is a summary of the share option information under all plans:

	Options Outstanding
	Number of Shares (‘000)	Weighted Average Exercise Price (US$)	Weighted Average Remaining Contractual Life (years)
Balance at 1 July 2004	8,921	6.82	6.12
Exercised	(2,224)	6.48
Cancelled	(116)	6.83

Balance at 30 June 2005	6,581	6.93	5.23

14.	ADDITIONAL PAID-IN CAPITAL

	2005	2004
	US$’000	US$’000
Amortised portion of deferred share compensation	15,958	14,454
Arising on issuance of warrants and options in connection with the acquisition of subsidiaries	6,951	6,951
Capital redemption reserve	3,825	3,825
Share premium	283,416	268,977

	310,150	294,207

13

CREATIVE TECHNOLOGY LTD.

NOTES TO THE BALANCE SHEET

For the financial year ended 30 June 2005

14.	ADDITIONAL PAID-IN CAPITAL (continued)

(a)	The movement in the amortised portion of deferred share compensation expense during the year is as follows:

	Deferred share compensation	Unamortised amount	Amortised portion of deferred share compensation
	US$’000	US$’000	US$’000
Balance at the beginning of the year	16,444	(1,990)	14,454
Reversal due to cancellation of unvested options	(109)	109	—
Amortised during the year	—	1,504	1,504

Balance at the end of the year	16,335	(377)	15,958

(b)	The movement in the share premium account during the year is as follows:

	2005	2004
	US$’000	US$’000
Balance at the beginning of the year	268,977	259,831
Share issuance during the year	14,439	9,146

Balance at the end of the year	283,416	268,977

15.	REVALUATION RESERVE

The revaluation reserve comprised the unrealised gains/(losses) on revaluation of investments held by the subsidiaries.

The movement in the revaluation reserve account during the year is as follows:

	2005	2004
	US$’000	US$’000
Balance at the beginning of the year	151,153	14,189
Share of unrealised (losses)/gains on investment of certain subsidiaries	(85,873)	136,964

Balance at the end of the year (Note 9)	65,280	151,153

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for long term obligations also approximate fair value because current interest rates charged to the Company for debts of similar maturities are substantially the same.

17.	AUTHORISATION OF FINANCIAL STATEMENTS

The balance sheet of the Company and the consolidated financial statements of the Group were authorised for issue in accordance with a resolution of the Board of Directors of Creative Technology Ltd. on 26 September 2005.

14

CREATIVE TECHNOLOGY LTD.

STATISTICS OF SHAREHOLDING

As at 19 August 2005

Authorised Share Capital	:	S$50,000,000
Issued and Fully Paid Up Capital	:	S$20,911,166
Class of Shares	:	Ordinary shares of S$0.25 each with equal voting rights

Size of Shareholding	Number of Shareholders	Percentage of Shareholders (%)	Number of Shares	Percentage of Shares (%)
1 – 999	8,266	55.24	2,402,234	2.87%
1,000 - 10,000	6,511	43.52	13,270,917	15.87%
10,001 - 1,000,000	177	1.18	8,317,849	9.94%
1,000,001 and over	9	0.06	59,653,663	71.32%

Total	14,963	100.00%	83,644,663	100.00%

	TOP TWENTY SHAREHOLDERS
Name of Shareholder	Number of Shares	Percentage (%)
*1 CEDE & Co	11,566,111	13.83%
2 Sim Wong Hoo	9,381,552	11.22%
3 Merrill Lynch (Singapore) Pte Ltd	8,950,551	10.70%
4 HSBC (Singapore) Nominees Pte Ltd	7,656,745	9.15%
5 Citibank Nominees Singapore Pte Ltd	7,371,741	8.81%
6 DBS Nominees Pte Ltd	5,681,410	6.79%
7 Raffles Nominees Pte Ltd	4,801,644	5.74%
8 United Overseas Bank Nominees Pte Ltd	2,243,909	2.68%
9 Ng Kai Wa & Ng Sin Choon	2,000,000	2.39%
10 DB Nominees (Singapore) Pte Ltd	845,290	1.01%
11 Overseas-Chinese Bank Nominees Pte Ltd	573,049	0.69%
12 UOB Kay Hian Pte Ltd	430,210	0.51%
13 OCBC Securities Private Ltd	309,570	0.37%
14 DBS Vickers Securities (Singapore) Pte Ltd	302,771	0.36%
15 Phillip Securities Pte Ltd	276,850	0.33%
16 Kim Eng Securities Pte Ltd	273,800	0.33%
17 Western Properties Pte Ltd	257,000	0.31%
18 Ng Keh Long	203,000	0.24%
19 Holland-Bukit Panjang Town Council	200,000	0.24%
20 Morgan Stanley Asia (Singapore) Pte Ltd	147,688	0.18%

Total	63,472,891	75.88%

*	A nominee name used by The Depository Trust Company of New York to register shares in.

	Number of Ordinary shares
Substantial Shareholders	Direct Interest	Deemed Interest
Sim Wong Hoo	25,984,602	—
Causeway Capital Management LLC	—	4,588,224

This page does not form part of the audited financial statements.

15

CREATIVE TECHNOLOGY LTD.

CORPORATE DIRECTORY

BOARD OF DIRECTORS

Sim Wong Hoo,	Chairman
Tan Lip-Bu,	Director
Tang Chun Choy,	Director
Lee Kheng Nam,	Director
Ng Kai Wa,	Director

CORPORATE HEADQUARTERS

31 International Business Park

Creative Resource

Singapore 609921

Tel: 65-6895-4000

US HEADQUARTERS

1901 McCarthy Boulevard

Milpitas CA 95035 USA

Tel: 1-408-428-6600

EUROPE HEADQUARTERS

Ballycoolin Business Park

Blanchardstown Dublin 15

Republic of Ireland

Tel: 353-1-820-6444

CORPORATE COUNSEL

Arfat Selvam Alliance LLC

16 Collyer Quay

#11-02 Hitachi Tower

Singapore 049318

&

Orrick Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94025-1015

USA

COMPANY SECRETARY

Ng Keh Long

31 International Business Park

Creative Resource

Singapore 609921

REGISTRAR/TRANSFER AGENT

Lim Associates Pte Ltd

10 Collyer Quay

#19-08 Ocean Building

Singapore 049315

&

Mellon Investor Services

525 Market Street

Suite 3500

San Francisco

CA 94104 USA

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers

8 Cross Street #17-00

PWC Building

Singapore 048424

This page does not form part of the audited financial statements.

16